UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Bazaarvoice, Inc.
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Bazaarvoice, Inc. 10901 Stonelake Blvd. Austin, Texas 78759

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Bazaarvoice, Inc.:
We cordially invite you to attend the 2016 Annual Meeting of Stockholders of Bazaarvoice, Inc. ("Bazaarvoice," "we," "us," or the "Company"). The meeting will be held at the offices of DLA Piper LLP (US), at 1251 Avenue of the Americas, New York, NY 10020 on October 12, 2016 at 8:30 am Eastern Daylight Time. The purposes of the meeting are:

1.	To elect the two Class II directors named in the Proxy Statement to serve until the 2019 Annual Meeting of Stockholders or until their respective successors are elected and qualified (Proposal One);
2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2017 (Proposal Two);
3.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our board of directors (the "Board") has fixed the close of business on August 15, 2016 as the record date for determining holders of our common stock entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. A complete list of such stockholders will be available for examination at our offices in Austin, Texas during normal business hours for a period of ten days prior to the Annual Meeting. This Notice of 2016 Annual Meeting of Stockholders and accompanying Proxy Statement are being distributed or made available to stockholders beginning on or about August 26, 2016.
YOUR VOTE IS IMPORTANT!
Please vote by using the Internet or by telephone or, if you received a paper copy of the proxy card by mail, by signing and returning the enclosed proxy card. Instructions for your voting options are described on the Notice of Internet Availability of Proxy Materials or proxy card.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on October 12, 2016: The Notice of 2016 Annual Stockholders' Meeting and Proxy Statement, and 2016 Annual Report and Form 10-K are available at www.proxyvote.com.
By order of the Board of Directors,
Gene Austin
President and Chief Executive Officer

Austin, Texas
Date: August 26, 2016

INTERNET AVAILABILITY OF PROXY MATERIALS
We are furnishing proxy materials to our stockholders primarily via the Internet. On August 26, 2016, we mailed our stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report. The Notice of Internet Availability also provides instructions on how to vote via the Internet or by telephone.
Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the Annual Meeting, and conserve natural resources. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice of Internet Availability. Once you have elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.
Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to be Held on October 12, 2016:
The Notice of 2016 Annual Stockholders' Meeting and Proxy Statement, and
2016 Annual Report and Form 10-K are available at www.proxyvote.com.

ATTENDING THE ANNUAL MEETING

•	Doors open at 8:00 am Eastern Daylight Time

•	Meeting starts at 8:30 am Eastern Daylight Time

•	Proof of Bazaarvoice, Inc. stock ownership and photo identification will be required to attend the Annual Meeting

•	You do not need to attend the Annual Meeting to vote if you submitted your proxy in advance of the Annual Meeting

•	The use of cameras is not allowed

QUESTIONS

For questions regarding:	Contact
Annual Meeting	Bazaarvoice, Inc. Investor Relations (512) 551-6800
Stock ownership for registered holders	Broadridge Corporate Issuer Solutions, Inc. P.O. Box 1342 Brentwood, NY 11717 shareholder@broadridge.com (866) 321-8022 (within the U.S. and Canada) or (720) 378-5956 (worldwide)
Stock ownership for beneficial owners	Please contact your broker, bank, or other nominee
Voting for registered holders	Bazaarvoice, Inc. Investor Relations (512) 551-6800
Voting for beneficial owners	Please contact your broker, bank, or other nominee

Bazaarvoice, Inc. 10901 Stonelake Blvd. Austin, Texas 78759

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION
Our Board solicits your proxy for the 2016 Annual Meeting of Stockholders (the "Annual Meeting"), and at any postponement or adjournment of the meeting, for the matters set forth in the "Notice of 2016 Annual Meeting of Stockholders." The Annual Meeting will be held at 8:30 am Eastern Daylight Time on October 12, 2016 at the offices of DLA Piper LLP (US), at 1251 Avenue of the Americas, New York, NY 10020. We made this Proxy Statement available to stockholders beginning on August 26, 2016.

Record Date	August 15, 2016

Quorum
A majority of the shares outstanding on the record date must be present in person or by proxy. Abstentions and broker non-votes will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Shares Outstanding	82,820,797 shares of common stock were outstanding as of August 15, 2016.

Inspector of Election	A representative from Broadridge will serve as the inspector of election.

Voting by Proxy	Internet, telephone or mail

Voting at the Meeting
We encourage stockholders to vote in advance of the Annual Meeting, even if they plan to attend the meeting. Stockholders can vote in person during the meeting. Stockholders of record (those whose shares are registered directly in their name with Bazaarvoice’s transfer agent, Broadridge) who attend the Annual Meeting in person may obtain a ballot at the meeting. Beneficial holders (whose shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization) who attend the Annual Meeting in person must obtain a proxy from their broker, bank or other nominee prior to the date of the Annual Meeting and present it to the inspector of election with their ballot. Voting in person during the meeting will replace any previous votes.

Voting Instructions
All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions. If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board or you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

What Happens if no Voting Instructions are Provided; Broker Non-Votes
If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote." As a result, if your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole "routine" matter – the ratification of the appointment of our independent registered public accounting firm (Proposal Two). Your broker will not have discretion to vote on the "non-routine" matter, the election of directors (Proposal One).

Votes Required; Effect of Broker Non-Votes and Abstentions
Each holder of shares of our common stock is entitled to one vote for each share of common stock held as of the record date.
With respect to Proposal One, each director is elected by a plurality of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. You may vote "FOR" or "WITHHOLD" with respect to each director nominee. Shares voted "Withhold" and broker non-votes will have no effect on the outcome of the vote for Proposal One.
The ratification of our independent registered public accountants in Proposal Two requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions are treated as shares present and entitled to vote for purposes of such proposal and, therefore, will have the same effect as a vote "AGAINST" the proposal. Broker non-votes will have no effect on the outcome of the vote.

Changing Your Vote
Stockholders of record may revoke their proxy at any time before the polls close by submitting a later-dated vote in person at the Annual Meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the Annual Meeting. If you hold shares through a broker, bank or other nominee, you may revoke any prior voting instructions by contacting that firm.

Voting Results
We will announce preliminary results at the Annual Meeting. We in a filing with the U.S. Securities and Exchange Commission (the "SEC") on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting.

PROPOSAL ONE: ELECTION OF DIRECTORS
Our Board is currently comprised of seven authorized directors and is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. The term of our Class II directors will expire at this Annual Meeting. The term of our Class III directors will expire at our 2017 annual meeting of stockholders and the term of our Class I directors will expire at our 2018 annual meeting of stockholders.
Upon the recommendation of our nominating and governance committee, we are nominating Gene Austin and Steven H. Berkowitz for reelection as Class II directors. Mr. Berkowitz is an independent director, as defined in the applicable rules for companies traded on the NASDAQ Stock Market ("NASDAQ"). Mr. Austin is our Chief Executive Officer and President and therefore is not an independent director. Their biographies are set forth below in the section titled "—Directors." In addition, upon the recommendation of our nominating and governance committee, Mary T. McDowell, a Class II director with a term expiring at the Annual Meeting, has not been nominated for reelection to our Board. The nominating and governance committee made its recommendation based on its evaluation of Ms. McDowell's time commitments outside the Company. We sincerely thank Ms. McDowell for her service to the Company and our Board. Immediately following our Annual Meeting, the size of our Board will be reduced to six members.
If elected, the nominees will serve for a term of three years expiring at the 2019 annual meeting of stockholders or until their successors, if any, are duly elected and qualified or until such director's earlier death, resignation or removal. If a director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy. Alternatively, the Board may reduce the size of the Board. We have no reason to believe that the nominees will be unwilling or unable to serve if elected as directors.
Vote Required

The nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the two directors to be elected by those shares, will be elected as directors to serve until the third annual meeting following election and until successors are duly elected and qualified. Shares voted "Withhold" and broker non-votes will have no effect on the outcome of the vote.
Recommendation of the Board of Directors

The Board recommends that stockholders vote "FOR" the election of Gene Austin and Steven H. Berkowitz.
Directors
Listed below are Bazaarvoice's directors as of August 26, 2016. The nominating and governance committee of the Board and the Board believe the skills, qualities, attributes and experience of its directors provide Bazaarvoice with business acumen and a diverse range of perspectives to engage each other and management to effectively address the evolving needs of Bazaarvoice and represent the best interests of its stockholders.

Name	Position with Bazaarvoice	Age as of the Annual Meeting	Director Since
Gene Austin	Chief Executive Officer, President and Director	57	2013
Steven H. Berkowitz	Director	58	2015
Sydney L. Carey	Director	51	2012
Jeffrey S. Hawn	Director	52	2015
Jared Kopf	Director	39	2015
Mary T. McDowell	Director	52	2014
Thomas J. Meredith	Director	66	2010
Class II Directors Standing for Reelection
Gene Austin has served as a member of our Board since November 2013 as our Chief Executive Officer since February 2014 and as our President since April 2013. Prior to joining us, Mr. Austin served as the President and Chief Executive Officer at

Convio, Inc., a leading provider of on-demand constituent engagement solutions, until Convio's acquisition by Blackbaud, Inc. in May 2012. Mr. Austin served as the Chief Executive Officer and as a member of the Board of Directors of Convio beginning in July 2003 and as President of Convio beginning in February 2008. From July 2001 to March 2003, Mr. Austin served as Vice President and General Manager of the Enterprise Data Management unit of BMC Software, Inc., a provider of enterprise management solutions. From 1999 to 2001, Mr. Austin served as Vice President and General Manager of Internet Server Products at Dell Inc., a computer manufacturer. From 1996 to 1999, Mr. Austin served as Senior Vice President of Sales and Marketing at CareerBuilder, Inc., a software as a service company focused on internet based recruiting. Mr. Austin currently serves on the board of directors of Abila, Inc. and OutboundEngine. Mr. Austin holds a B.S. in Engineering Management from Southern Methodist University in Dallas and an M.B.A. from the Olin School of Business at Washington University in St. Louis. We believe Mr. Austin's qualifications to serve on our Board include his knowledge and understanding of our business and industry, his experience as our Chief Executive Officer and President and his previous executive positions at various technology companies.
Steven H. Berkowitz has served as a member of our Board and as a member of our nominating and governance committee since October 2015. Mr. Berkowitz has served as the chief executive officer of Lumos Labs, Inc., a provider of online cognitive exercise tools, since November 2015. He served as the Chief Executive Officer of Move, Inc. (NASDAQ: MOVE), a provider of online real-estate services, from January 2009 until it was acquired by News Corp. in November 2014. He served on the board of Move, Inc. from June 2008 until November 2014 and served as senior vice president of the Online Services Group at Microsoft Corporation, from May 2006 to August 2008. Prior to joining Microsoft in May 2006, Mr. Berkowitz served as chief executive officer and a director of Ask Jeeves, an online search engine, from January 2004 until August 2005, when the business was sold to IAC/InterActiveCorp. After acquisition by IAC/InterActiveCorp., Ask Jeeves was renamed IAC Search and Media, and Mr. Berkowitz served as its chief executive officer until May 2006. Mr. Berkowitz was president of the Web Properties Division of Ask Jeeves from May 2001 until December 2003. Mr. Berkowitz received a Bachelor of Arts degree from State University of New York at Albany. We believe Mr. Berkowitz’s qualifications to serve on our Board include his extensive experience in executive leadership, business strategy and corporate development and his knowledge gained from service on the boards of other public companies.
Class I Directors
Jeffrey S. Hawn has served as a member of Board since April 2015, as a member of our nominating and governance committee since May 2015 and as a member of our audit committee since October 2015. He became chairperson of the nominating and governance committee in October 2015. Mr. Hawn has served as Chairman and CEO of Vertafore, a provider of software and solutions to the insurance industry, since April 2015. Prior to joining Vertafore, Mr. Hawn served as Chairman and CEO of The Attachmate Group, a software holding company, from May 2005 to November 2014. Previously, he served as Senior Vice President of Operations for BMC Software, Inc., a leading provider of enterprise software and as a partner with McKinsey & Company, a leading management consulting firm. Mr. Hawn received a B.S. in Mechanical Engineering from Southern Methodist University and an M.B.A. from the University of Texas at Austin. Mr. Hawn served on the board of Pervasive Software Inc. from February 2003 until April 2013, the board of Vignette Corporation from November 2001 until July 2009 and numerous private company boards. We believe Mr. Hawn's qualifications to serve on our Board include his extensive experience in corporate finance, business strategy and corporate development and his knowledge gained from service on the boards of various public and private companies.
Jared Kopf has served as a member of our Board since May 2015 and as a member of our nominating and governance committee since February 2016. Mr. Kopf has been a private investor in technology companies since 2009. Previously he was the Vice President in Product Innovation and Corporate Strategy for Rearden Commerce, Inc., a provider of online consumer and business-oriented commerce services, from September 2011 to May 2012 and the Founder and CEO of HomeRun.com, a members-only online social buying club, from November 2009 through August 2011. Prior to founding HomeRun.com, Mr. Kopf co-founded AdRoll, Inc., an advertising technology company, in 2006, where he served as CEO from March 2006 to March 2009 and President from March 2009 to January 2010. Mr. Kopf also served as a co-founder of Slide, Inc., a social media application developer, from 2005 to 2006. Mr. Kopf received a B.A. from Stanford University. He currently serves on the board and is Chairman of AdRoll. We believe Mr. Kopf's qualifications to serve on our Board include his knowledge and understanding of the online advertising and e-commerce industry.
Class III Directors
Sydney L. Carey has served as a member of our Board and our compensation committee and as the chairperson of our audit committee since April 2012. Ms. Carey has served as Chief Financial Officer of Apttus Corporation, a provider of software solutions, since June 2016. Previously she was Chief Financial Officer of Zscaler, Inc., a cloud-based information security company, since February 2015 until May 2016. Previously, Ms. Carey served as the Chief Financial Officer of MongoDB, Inc. (formerly 10gen, Inc.), a software company, from April 2013 to February 2015. From January 2009 to April 2013, Ms. Carey served as Executive Vice President and Chief Financial Officer of TIBCO Software, Inc., a software company. Ms. Carey served in various capacities with TIBCO from January 2004 to January 2009. Ms. Carey holds a B.A. in economics from Stanford University and was a recipient of a 2010 Stevie Award for Women in Business-Best Executive. We believe Ms. Carey's qualifications to serve on our Board include her history of strong executive leadership in software, hardware, and system technology companies.

Thomas J. Meredith has served as a member of our Board since August 2010, as a member of our audit committee since August 2010, as a member of our compensation committee since August 2013, having been chairman of the compensation committee from August 2013 until October 2015, and as chairman of our Board since August 2011. Since 2004, Mr. Meredith has served as a general partner of Meritage Capital, LLC, an investment management firm he co-founded that specializes in multi-manager hedge funds. Mr. Meredith is also the Chief Executive Officer of private investment firm MFI Capital LLC, a position he has held since 2001. From March 2007 to April 2008, Mr. Meredith served as Acting Chief Financial Officer and Executive Vice President of Motorola, Inc., a provider of mobile communications products. Mr. Meredith served in a variety of senior executive positions at Dell Inc. between 1992 and 2001, including Chief Financial Officer and Managing Director of Dell Ventures and Senior Vice President of Business Development and Strategy. Prior to joining Dell, Mr. Meredith served as Vice President and Treasurer at Sun Microsystems, Inc. Mr. Meredith currently serves on the board of directors of IPX, Inc., Lucid Holdings, Inc., Nulo, Inc., Rallyhood, Inc., Umbel, Inc., and Verb, Inc., and on the advisory boards of Key Travel Concierge, Inc. and 09 Solutions, Inc. Mr. Meredith also served on the board of directors of Motorola, Inc. from 2005 to 2012. Mr. Meredith holds a B.A. in political science from St. Francis University, a J.D. from Duquesne University and an L.L.M. in taxation from Georgetown University. We believe Mr. Meredith’s qualifications to serve on our Board include his knowledge gained from service on the boards of various public companies, particularly as an audit committee member, and his extensive financial experience, both as an investment manager and former chief financial officer of publicly traded companies.
Class II Director Not Standing for Reelection
Mary T. McDowell has served as a member of our Board since December 2014 and as a member of our compensation committee and nominating and governance committee since February 2015. She became the chairperson of our compensation committee in October 2015. Ms. McDowell is currently an Executive Partner at Siris Capital Group, LLC, a private equity firm, which invests in data, telecommunications, technology and technology-enabled businesses in North America, having joined Siris Capital Group in March 2016. She previously served as Executive Vice President in charge of Mobile Phones unit of Nokia Corporation, a multinational communications and information technology company, from July 2010 to July 2012. Previously, Ms. McDowell served as Executive Vice President and Chief Development Officer of Nokia from January 2008 to July 2010 and as Executive Vice President and General Manager of Enterprise Solutions of Nokia from January 2004 to December 2007. Prior to joining Nokia in 2004, Ms. McDowell spent 17 years in various executive, managerial and other positions at Compaq Computer Corporation and Hewlett-Packard Company, including serving as Senior Vice President, Industry-Standard Servers of Hewlett-Packard. Ms. McDowell has served as a director of Autodesk, Inc. since 2010, where she is the chairperson of the Compensation and Human Resources Committee, and as a director of UBM, plc, where she is a member of the Remuneration Committee and the Nomination Committee. Ms. McDowell also served on the board of NAVTEQ Corporation, a Nokia subsidiary, from July 2008 until July 2010. Ms. McDowell received a B.S. in Computer Science from the University of Illinois College of Engineering. We believe Ms. McDowell's qualifications to serve on our Board include her extensive experience in business strategy and corporate development and her knowledge gained from service on the boards of other public companies.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
Our Board maintains Corporate Governance Guidelines, which are intended to reflect our core values and provide the foundation for our governance and management systems and our interactions with others. A copy of those guidelines is posted on the investor relations portion of our website at http://investors.bazaarvoice.com/corporate-governance.cfm and is available without charge, upon request in writing to Bazaarvoice, Inc., 10901 Stonelake Blvd., Austin, Texas 78759, Attn: Legal Department.
Board Leadership Structure and Board’s Role in Risk Oversight
The positions of chairman of the Board and Chief Executive Officer are presently separated. We believe that separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the chairman to lead the Board in its fundamental role of providing advice to and independent oversight of management. While our amended and restated bylaws and corporate governance guidelines do not require that our chairman and Chief Executive Officer positions be separate, our Board believes that having separate positions is the appropriate leadership structure for us at this time. However, we also recognize that no single leadership model is right for all companies at all times and that, depending on the circumstances, other leadership models, such as having one person serving as both the chairman of the Board and Chief Executive Officer, might become appropriate. Accordingly, our Board anticipates periodically reviewing its leadership structure.
We face a number of risks, including risks relating to our operations, strategic direction and intellectual property as more fully discussed in the section of our Annual Report on Form 10-K for the fiscal year ended April 30, 2016 titled "Risk Factors." Management is responsible for the day-to-day management of risks we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility of assuring that the risk management processes designed and implemented by management are adequate and functioning as designed.
Our Board's role in overseeing the management of our risks is conducted primarily through committees of Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. In particular, our audit committee regularly considers and discusses our significant accounting and financial risk exposures and the actions management has taken to control and monitor these exposures. Our nominating and governance committee regularly considers and discusses our significant corporate governance risk exposures and the actions management has taken to control and monitor these exposures. Our compensation committee, with input from our management, assists our Board in reviewing and assessing whether any of our compensation policies and programs could potentially encourage excessive risk-taking. In addition, in the event that we are contemplating an agreement to purchase an entity or business that operates in the rating and review technology space for aggregate consideration in excess of $10,000,000, the independent members of the Board will designate a "Lead Acquisition Director" who shall be responsible for coordinating, developing an agenda for, and moderating one or more Board discussions or meetings to address any potential concerns with respect to such transaction.
Our full Board (or the appropriate Board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, the potential impact of such risks on us and the steps we take to manage these risks. When a Board committee is responsible for evaluating and overseeing the management of a particular risk, the chairman of the relevant committee reports on the committee’s discussion to the full Board at regular Board meetings. This enables our Board and its committees to coordinate the risk oversight role and evaluate interrelated risks. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our Board leadership structure supports this approach.
Committees of the Board of Directors
Our Board has a standing audit committee, compensation committee and nominating and governance committee. The members of the committees are identified in the table below:

Committee
Director	Audit	Compensation	Nominating and Governance
Steven H. Berkowitz	—	—	Member
Sydney L. Carey	Chair	Member	—
Jeffrey S. Hawn	Member	—	Chair
Jared Kopf	—	—	Member
Thomas J. Meredith	Member	Member	—
Mary T. McDowell	—	Chair	Member
Audit Committee
Our audit committee is responsible for, among other things:

●	selecting and hiring our independent auditors;
●	approving the audit and non-audit services to be performed by our independent auditors;
●	reviewing the qualifications, performance and independence of our independent auditors;
●	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
●	reviewing assessments by our management and independent auditors of the adequacy and effectiveness of our internal control policies and procedures;
●	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results;
●	preparing the audit committee report required in our annual proxy statement; and
●	reviewing and evaluating, at least annually, its own charter, processes and performance.
Our audit committee is currently composed of Sydney L. Carey, Jeffrey S. Hawn and Thomas J. Meredith. Ms. Carey has been appointed the chairperson of our audit committee. Our Board has determined that Sydney L. Carey, Jeffrey S. Hawn and Thomas J. Meredith are independent under the applicable requirements of NASDAQ and SEC rules and regulations. Our Board has determined that all of the members of our audit committee meet the requirements for financial literacy and sophistication and that Mr. Meredith and Ms. Carey each qualifies as an “audit committee financial expert,” under the applicable requirements of NASDAQ and SEC rules and regulations.
Our Board has adopted an audit committee charter. We believe that the composition of our audit committee, and our audit committee's charter and functioning, comply with the applicable requirements of NASDAQ and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The full text of our audit committee charter is posted on the investor relations portion of our website at http://investors.bazaarvoice.com/corporate-governance.cfm and is available without charge, upon request in writing to Bazaarvoice, Inc., 10901 Stonelake Blvd., Austin, Texas 78759, Attn: Legal Department. The audit committee met a total of seven times during fiscal year 2016.
Compensation Committee
Our compensation committee is responsible for, among other things:

●	reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;
●
reviewing and approving the following for our Chief Executive Officer and other executive officers: annual base salaries, annual incentive bonuses, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements, change of control arrangements and any other significant benefits, compensation or arrangements not available to employees generally;

●	providing oversight of our compensation plans and benefit programs and making recommendations to our Board regarding enhancements or changes to such plans and programs;
●	reviewing and making recommendations to our Board regarding director compensation;
●
reviewing and discussing with management the compensation discussion and analysis and preparing a compensation committee report required in our annual report on Form 10-K and definitive proxy statement;

●
appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisors to the compensation committee, after taking into consideration independence factors as required under applicable SEC rules and NASDAQ listing standards;

●	administering our equity compensation plans; and
●	reviewing and evaluating, at least annually, its own performance and periodically reviewing its charter and processes.
Our compensation committee is currently composed of Sydney L. Carey, Mary T. McDowell and Thomas J. Meredith, each of whom is a non-employee member of our Board. Ms. McDowell has been appointed the chair of our compensation committee. Our Board has determined that each member of our compensation committee is independent under the applicable requirements of NASDAQ and SEC rules and regulations, is a non-employee director, as defined by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code. In determining whether directors are eligible to serve on our compensation committee, our Board considers whether the director is affiliated with the Company, a subsidiary of the Company or their respective affiliates to determine whether such affiliations would impair the director’s judgment as a member of our compensation committee.
Our Board has adopted a compensation committee charter. We believe that the composition of our compensation committee, and our compensation committee's charter and functioning, comply with the applicable requirements of NASDAQ and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.
The full text of our compensation committee charter is posted on the investor relations portion of our website at http://investors.bazaarvoice.com/corporate-governance.cfm and is available without charge, upon request in writing to Bazaarvoice, Inc., 10901 Stonelake Blvd., Austin, Texas 78759, Attn: Legal Department. Our compensation committee met a total of eight times during fiscal year 2016.
Nominating and Governance Committee
Our nominating and governance committee is responsible for, among other things:

●	assisting our Board in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders;
●	developing and recommending governance principles applicable to our Board;
●	overseeing the evaluation of our Board;
●	recommending members for each Board committee to our Board;
●	reviewing and monitoring our code of conduct and actual and potential conflicts of interest of members of our Board and executive officers; and
●	reviewing and evaluating, at least annually, its own charter, processes and performance.

Our nominating and governance committee is currently composed of Steven H. Berkowitz, Jeffrey S. Hawn, Jared Kopf and Mary T. McDowell. Mr. Hawn has been appointed the chairperson of our nominating and governance committee. Our Board has determined that each member of our nominating and governance committee is independent under the applicable requirements of NASDAQ and SEC rules and regulations.

Our Board has adopted a nominating and governance committee charter. We believe that the composition of our nominating and governance committee, and our nominating and governance committee's charter and functioning, comply with the applicable requirements of NASDAQ and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.
The full text of our nominating and governance committee charter is posted on the investor relations portion of our website at http://investors.bazaarvoice.com/corporate-governance.cfm and is available without charge, upon request in writing to Bazaarvoice, Inc., 10901 Stonelake Blvd., Austin, Texas 78759, Attn: Legal Department. The nominating and governance committee met a total of four times during fiscal year 2016.
Director Independence
On August 12, 2016, our Board undertook a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of these reviews, our Board determined that Steven H. Berkowitz, Sydney L. Carey, Jeffrey S. Hawn, Jared Kopf, Mary T. McDowell and Thomas J. Meredith are "independent directors" as defined under the rules of NASDAQ and SEC rules and regulations. Our Board had previously determined that Neeraj Agrawal and Christopher A. Pacitti, who were not nominated for reelection at our 2015 Annual Meeting of Stockholders and served on our Board until the time of the Annual Meeting on October 7, 2015, were "independent directors" as defined under the rules of NASDAQ and SEC rules and regulations.
There are no family relationships among our executive officers and directors.
Communications with the Board
Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our General Counsel at 10901 Stonelake Blvd., Austin, Texas 78759, with a request to forward the communication to the intended recipient or recipients. In general, any stockholder communication delivered to our General Counsel for forwarding to the Board or specified Board member or members will be forwarded in accordance with the stockholder’s instructions. However, our General Counsel reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.
Director Nomination Procedures
The nominating and governance committee has the responsibility for reviewing and recommending to the Board candidates for director positions. The nominating and governance committee will consider nominations made by stockholders. There are no differences in the manner in which the nomination and governance committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. To have a candidate considered by the nominating and governance committee, a stockholder must submit its recommendation in writing in accordance with the procedures described in the section of this Proxy Statement titled "Other Matters—2016 Stockholder Proposals or Nominations" and must include the information specified in our Bylaws, including information concerning the nominee and information about the stockholder's ownership of and agreements related to our stock.
The nominating and governance committee, in evaluating Board candidates, considers issues such as character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business and other commitments and the like, all in the context of an assessment of the needs of the Board at the time. The committee's objective is to maintain a Board of individuals of the highest personal character, integrity and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. The nominating and governance committee does not have a formal policy with respect to diversity; however, the committee considers diversity in identifying nominees for director, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the Board's performance of its responsibilities in the oversight of a global technology business.
The nominating and governance committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate knowledge of our industry, accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of our business and affairs, independence under NASDAQ rules, lack of conflicts of interest, and a record and reputation for integrity and ethical conduct in both his or her professional and personal activities. In addition, the nominating and governance committee examines a candidate's specific experiences and skills, time availability in light of other commitments, interpersonal skills and compatibility with the Board, and ability to complement the competency and skills of the other Board members.
The nominating and governance committee annually reviews with the Board the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, and experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity and to constructively challenge management through their active participation and questioning. In particular, the nominating and governance committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of our business. The nominating and governance committee may and has engaged third party search firms to assist in identifying qualified candidates or gathering information regarding a candidate’s background and experience.
Board Meetings and Attendance
During the fiscal year ended April 30, 2016, the Board held six meetings, the audit committee held seven meetings, the compensation committee held eight meetings and the nominating and governance committee held four meetings. During such fiscal year, each member of the Board attended 75% or more of the aggregate of (i) the total number of Board meetings held during the period of such member's service and (ii) the total number of meetings held by all Board committees on which such member served during the period of such member's service.
Director Attendance at Annual Meetings of Stockholders
Directors are encouraged, but not required, to attend our annual stockholder meetings. One director attended our 2015 annual stockholder meeting.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is an officer or employee of Bazaarvoice. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.
Risk Assessment of Compensation Programs
We do not believe that our compensation programs create risks that are reasonably likely to have a material adverse effect on the Company. We believe that the combination of different types of compensation as well as the overall amount of compensation, together with our internal controls and oversight by the Board, mitigates potential risks.
Director Compensation
Compensation for Fiscal Year 2016
The following table sets forth information concerning compensation paid or accrued for services rendered to us by members of our Board for fiscal year 2016. The table excludes Mr. Austin, who was our Chief Executive Officer, President and director during fiscal year 2016 and did not receive any compensation from us in his role as a director in fiscal year 2016. Mr. Austin's compensation is discussed in the Section of this Proxy Statement titled "Executive Compensation."

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Stock Option Awards(1) ($)	Total ($)
Neeraj Agrawal(2)	$14,715	—	—	$14,715
Steven H. Berkowitz	14,563	$283,237	—	297,800
Sydney L. Carey	55,250	149,801	—	205,051
Jeffrey S. Hawn	34,834	149,801	—	184,635
Jared Kopf	23,705	307,230	$153,389	484,324
Mary T. McDowell	36,546	149,801	—	186,347
Thomas J. Meredith	79,927	149,801	—	229,728
Christopher A. Pacitti(3)	14,607	—	—	14,607
 ____________________

(1)
The amounts included in the “Stock Awards” and "Stock Option Awards" columns do not reflect compensation actually received by the non-employee director but represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal year ended April 30, 2016. Below are the number of outstanding shares of restricted stock and stock options held by each director as of April 30, 2016.

Name	Restricted Stock	Stock Options
Neeraj Agrawal	—	—
Steven H. Berkowitz	53,522	—
Sydney L. Carey	15,380	—
Jeffrey S. Hawn	49,750	—
Jared Kopf	40,783	74,169
Mary T. McDowell	38,647	—
Thomas J. Meredith	15,380	112,477
Christopher A. Pacitti	—	—

(2)	Mr. Agrawal was not nominated for reelection at our 2015 Annual Meeting of Stockholders and served on our Board until the time of the Annual Meeting on October 7, 2015.

(3)	Mr. Pacitti was not nominated for reelection at our 2015 Annual Meeting of Stockholders and served on our Board until the time of the Annual Meeting on October 7, 2015.

Standard Director Compensation Arrangements
Our compensation committee approved an outside director compensation policy applicable to all of our non-employee directors, or our outside directors, effective upon the completion of our initial public offering. This policy provides that each such outside director will receive the following compensation for their Board service:

●	an annual cash retainer of $25,000;
●
an annual cash retainer of $40,000 for serving as the chair of our Board, $20,000 for serving as the chair of the audit committee, $10,000 for serving as chair of the compensation committee and $6,250 for serving as chair of the nominating and governance committee;

●
an annual cash retainer of $6,500 for serving as a member of the audit committee, $3,750 for serving as a member of the compensation committee and $2,500 for serving as a member of the nominating and governance committee;

●	reimbursement of reasonable, customary and documented travel expenses to meetings of our Board;
●	upon first joining our Board, an "initial award" of restricted stock with an aggregate value of $300,000; and
●
after the market closes on the date of the annual meeting of our stockholders of each year an automatic "annual equity award" with an aggregate value of $150,000 delivered in the form of restricted stock or stock options at the election of the outside director.

The annual cash retainers described above are paid ratably on a fiscal quarterly basis. With respect to the annual equity award described above, our outside director compensation policy provides that the outside director will receive the award in the form of restricted stock if the outside director fails to make a timely election. Our outside directors are also eligible to receive all types of awards, except incentive stock options, under our 2012 Equity Incentive Plan, or the 2012 Plan, including discretionary awards not covered under our outside director compensation policy. All grants of equity awards to our outside directors are subject to the 2012 Plan in all respects. The shares subject to a director's "initial award" will vest quarterly in 12 equal tranches beginning three months after the vesting commencement date. The shares or options subject to each "annual equity grant" will vest quarterly in four equal tranches beginning three months after the vesting commencement date. Directors who are employees do not receive any compensation for their service on our Board. An employee director who subsequently ceases to be an employee, but remains a director, will not receive an initial equity award described above.
Our outside director compensation policy provides that, in the event of a change of control of the Company, any stock options and stock appreciation rights granted to an outside director under our 2012 Plan will vest fully and become immediately exercisable, all restrictions on his or her restricted stock or restricted stock unit awards will lapse, and all performance goals or other vesting requirements for his or her performance share and unit awards will be deemed achieved at 100% of target levels and all other terms and conditions met.
EXECUTIVE OFFICERS
The following sets forth certain information regarding our executive officers. Information pertaining to Mr. Austin, who is both an executive officer and a director of the Company, may be found in the section of this Proxy Statement titled "Proposal One: Election of Directors—Directors."

Name	Position with Bazaarvoice	Age as of Annual Meeting
Gene Austin	Chief Executive Officer and President	57
James R. Offerdahl	Chief Financial Officer	60
Gary G. Allison	Executive Vice President, Engineering	50
Kin Gill	Chief Legal Officer, General Counsel and Secretary	49
Elizabeth Ritzcovan	Chief Revenue Officer	41
Ryan D. Robinson	Chief People Officer	55
Sara Spivey	Chief Marketing Officer	55
Gene Austin. See biography under "Directors" on page 3 of this Proxy Statement.
James R. Offerdahl has served as our Chief Financial Officer since January 2013. Prior to joining us, Mr. Offerdahl served as the Chief Financial Officer and Vice President of Administration at Convio, Inc., a leading provider of on-demand constituent engagement solutions, from February 2005 until it was acquired by Blackbaud, Inc. in May 2012. From August 2001 to April 2004, Mr. Offerdahl was President and Chief Executive Officer of Traq-Wireless, Inc., a provider of on-demand mobile resource management software and services to enterprises. From 1998 to 2001, Mr. Offerdahl served as Chief Operating Officer and Chief

Financial Officer of Pervasive Software, Inc., a developer and marketer of data management solutions for independent software vendors, and as Chief Financial Officer from 1996 to 1998. From 1993 to 1996, Mr. Offerdahl served as Chief Financial Officer and Vice President of Administration of Tivoli Systems, Inc., a developer and marketer of systems management software, which was acquired by International Business Machines in March 1996. Mr. Offerdahl is a member of the board of directors of Q2 Software, Inc. He holds a B.S. in accounting from Illinois State University and an M.B.A. in management and finance from the University of Texas at Austin.
Gary G. Allison has served as our Executive Vice President, Engineering since December 2013. Prior to joining us, Mr. Allison served from March 2013 to December 2013 as the Vice President, Research and Development for E2open Inc., a leading provider of cloud-based, on-demand software solutions. From May 2007 to March 2013, Mr. Allison served as Vice President, Engineering at Convio, Inc. a leading provider of on-demand constituent engagement solutions that was acquired by Blackbaud, Inc. in May 2012. Mr. Allison previously served from 2004 through 2007 as the Senior Vice President, Software Development, Data Center Operations and Customer Service for Simdesk Technologies, Inc., and from 1997 through 2003 as the Vice President, Engineering and Customer Service for Pervasive Software, Inc., which was acquired by Actian Corporation in 2013. In addition, from 1988 through 1996, Mr. Allison served as a Manager, Power PC and OS/2 LAN Server for IBM Corp. Mr. Allison holds a B.S. in computer science from Texas A&M University and an M.S. in software engineering from University of Houston-Clear Lake.
Kin Gill has served as our Chief Legal Officer, General Counsel and Secretary since January 2015. Mr. Gill previously served as our Deputy General Counsel from January 2013 to January 2015. Prior to joining us, Mr. Gill served from April 2010 to January 2013 as Vice President—General Counsel and Secretary at Xtreme Power Inc., a leading provider of large scale energy storage systems. Previous to that time, Mr. Gill practiced corporate and securities law serving as a partner with Andrews Kurth LLP and Fish & Richardson, P.C. Mr. Gill holds a Bachelor of Accountancy from the University of Mississippi, an M.B.A. from the University of Mississippi and a J.D. from the University of Houston Law Center.
Elizabeth Ritzcovan has served as our chief revenue officer since December 2015 and in that role is responsible for overall leadership of our global field sales organization, including direct sales, market development, sales operations, pre-sales solution consulting and business development. Prior to joining us, Ms. Ritzcovan served as global chief revenue officer at Sizmek, a company that provides open ad management platforms for multiscreen campaigns, from December 2014 to December 2015 and before that, spent time as the chief revenue officer at Condé Nast - Parade Media Group, a media company, from March 2013 to December 2014. From 2010 until March 2013, Ms. Ritzcovan served as Vice President, Strategy and Marketing Solutions at Yahoo! Inc., a multinational technology company. She has held similar roles at Time, Inc., Interbrand, Condé Nast Publications, Miller Publishing and H&H Publishing. Ms. Ritzcovan has a bachelor of arts in communication from the University of New York at Potsdam.
Ryan D. Robinson has served as our Chief People Officer since April 2012. Prior to joining us, Mr. Robinson served from November 2011 to March 2012 as Vice President Human Resources at Hewlett-Packard Company, or HP, over the global technology and business process organization. From August 2008 to October 2011, Mr. Robinson served as Vice President Human Resources over HP's global functions, including finance, information technology, legal, strategy and technology, and global business services. From May 2006 to July 2008, Mr. Robinson served as Vice President Human Resources for HP's global information technology organization. Mr. Robinson previously served as Vice President Human Resources over talent management, leadership development and internal communications at Compaq Computer Corporation. Mr. Robinson holds a B.S. in organizational communications and an M.A. in human resource development from the University of Texas at Austin.
Sara Spivey has served as our Chief Marketing Officer since April 2015. From October 2012 to October 2014 she served as Chief Executive Officer of InReach, a privately held SaaS provider in the learning management industry. From December 2008 to September 2012 she served as the Chief Marketing Officer at Convio, Inc., a leading provider of on-demand constituent engagement solutions that was acquired by Blackbaud, Inc. in May 2012. Ms. Spivey previously served as Vice President, Marketing for rPath, Inc., Vice President, Worldwide Sales, Strategic Account Alliance Development for Advanced Micro Devices, Inc., and in a variety of sales and marketing roles, including Vice President of Marketing, at Quantum Corporation, a storage solutions company. Ms. Spivey holds a B.A. from the University of California at Davis in Economics and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of August 15, 2016 for each person known by us to beneficially own more than 5% of our outstanding shares of common stock, each of our named executive officers (for the fiscal year ended April 30, 2016), each of the members of our Board and all of the members of our Board and executive officers as a group.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Except as indicated in the footnotes to this table, and pursuant to state community property laws, we believe, based on the information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares reflected as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, (i) shares of common stock that could be issued upon the exercise of outstanding options held by that person are currently exercisable or exercisable within 60 days of August 15, 2016, (ii) shares of common stock that would be issued upon the vesting of restricted stock units within 60 days of August 15, 2016 and (iii) shares of restricted common stock for which the holder may exercise full voting rights while the shares remain restricted are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of any other person.
Percentage of ownership is based on 82,820,797 shares of our common stock outstanding on August 15, 2016.
Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Bazaarvoice, Inc., 10901 Stonelake Blvd., Austin, Texas 78759.

Name of Beneficial Owner	Shares Beneficially Owned	Percent of Common Stock Outstanding
5% Stockholders:
RGM Capital, LLC(1)	7,234,180	8.73%
Franklin Resources, Inc.(2)	5,353,470	6.46%
First Trust Portfolios L.P.(3)	5,135,604	6.20%
Vector Capital IV, L.P.(4)	5,114,138	6.17%
The Vanguard Group(5)	4,697,690	5.67%
SQN Investors LP(6)	4,356,983	5.26%
Named Executive Officers and Directors:
Gene Austin (7)	1,031,215	1.23%
James R. Offerdahl (8)	476,912	*
Elizabeth Ritzcovan(9)	250	*
Gary Allison (10)	228,034	*
Ryan Robinson(11)	190,785
Steven Berkowitz (12)	64,226	*
Sydney L. Carey (13)	91,768	*
Jeffrey S. Hawn(14)	82,315	*
Jared Kopf(15)	128,546
Mary T. McDowell(16)	70,646	*
Thomas J. Meredith (17)	350,083	*
All directors and executive officers as a group (13 people) (18)	2,865,738	3.39%
________________________________________________________
*    Represents less than one percent.

(1)
RGM Capital, LLC ("RGM"), in its capacity as an investment advisor, and Robert G. Moses, as the managing member of RGM, have shared voting and dispositive power with respect to all shares. The address for RGM is 9010 Strada Stell Court, Suite 105, Naples, Florida 34109. All information is based solely on the Schedule 13G filed by RGM on February16, 2016, with the exception of the percentage of common stock held which is based on shares outstanding at August 15, 2016.

(2)
Shares are beneficially owned by one or more investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc. ("FRI") pursuant to advisory contracts which grant to such subsidiaries all investment and voting power over the shares. Charles B. Johnson and Rupert H. Johnson, Jr. are the principal stockholders of FRI and may therefore be deemed to share voting and investment power over the shares held by persons and entities for which FRI subsidiaries provide investment management services. Franklin Advisers, Inc. one of the subsidiaries of FRI, has sole voting power and sole dispositive power with respect to 5,265,770 shares and Fiduciary Trust Company International, one of the subsidiaries of FRI, has sole voting and dispositive power with respect to 87,700 shares. The address of FRI and its affiliated entities is One Franklin Parkway, San Mateo, CA 94403-1906. All information is based solely on the Schedule 13G filed by FRI on February 4, 2016, with the exception of the percentage of common stock held which is based on shares outstanding at August 15, 2016.

(3)
The Charger Corporation is the General Partner of both First Trust Portfolios L.P. ("FTPLP") and First Trust Advisors L.P. FTPLP. acts as sponsor of certain unit investment trusts which hold shares of the issuer. First Trust Advisors L.P., an affiliate of FTPLP, acts as portfolio supervisor of the unit investment trusts sponsored by FTPLP, certain of which hold shares of the issuer. The address of FTPLP and its affiliated entities is 120 East Liberty Drive, Suite 400, Wheaton, Illinois 60187. All information is based solely on the Schedule 13G filed by FTPLP on February 2, 2016, with the exception of the percentage of common stock held which is based on shares outstanding at August 15, 2016.

(4)
Shares are beneficially owned by Mr,. Alexander R. Slusky as well as one or more entities ("Vector") whose portfolios are managed by Vector Capital Management, L.P., ("VCM") Vector Capital IV, L.P. ("VC IV") and Vector Capital Partners IV, L.P. ("VCPLP") beneficially own 5,052,768 shares, Vector Entrepreneur Fund III, L.P. ("VE III") and Vector Capital Partners III, L.P. ("VCP III") beneficially own 61,370 shares, and Vector Capital, L.L.C. and Mr. Slusky beneficially own 5,114,138 shares. VCP

IV is the sole general partner of VC IV. VCP III is the sole General Partner of VEF III. VC is a General partner of both VCP III and VCP IV. Mr. Slusky is a managing director and chief investment officer of VCM. Their business address is One Market Street, Steuart Tower, 23rd Floor, San Francisco, CA 94105. All information is based solely on the Schedule 13D filed by Vector and Mr. Slusky on July 5, 2016, with the exception of the percentage of common stock held which is based on shares outstanding at August 15, 2016.

(5)
Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. ("TVG"), is the beneficial owner of  98,005 shares as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of TVG, is the beneficial owner of 1,900 shares as a result of its serving as investment manager of Australian investment offerings. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. All information is based solely on the Schedule 13G filed by The Vanguard Group on February 10, 2016, with the exception of the percentage of common stock held which is based on shares outstanding at August 15, 2016.

(6)
SQN Investors LP ("SQN") is the beneficial owner of 4,356,983 shares as a result of its roles an investment adviser whose clients, including SQN Investors Master Fund LP (the "Master Fund") have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of Bazaarvoice common stock. Amish Mehta is the manager of SQN Investors GP LLC ("SQN GP") and SQN Partners (GP) LLC ("Fund GP"). SQN GP is the general partner of SQN and Fund GP is the general partner of investment limited partnerships of which SQN is the investment adviser, including Master Fund. No individual client, other than Master Fund, holds more than five percent of the outstanding shares of Bazaarvoice. The address of SQN and their affiliates other than the MAster Fund is 303 Twin Dolphin Drive, 6th Floor, Redwood City, CA 94065. The address of the Master Fund is c/o Morgan Stanley Fund Services (Cayman) Ltd., Cricket Square, 2nd Floor, Boundry Hall, Hutchins Drive, P.O. Box 2081, Grand Cayman KY1-1111, Cayman Islands. All information is based solely on the Schedule 13D filed by SQN on May 13, 2016, with the exception of the percentage of common stock held which is based on shares outstanding at August 15, 2016.

(7)	Includes 775,703 shares issuable upon the exercise of options held by Mr. Austin that are exercisable within 60 days of August 15, 2016. Mr. Austin is our Chief Executive Officer and President.

(8)	Includes 379,697 shares issuable upon the exercise of options held by Mr. Offerdahl that are exercisable within 60 days of August 15, 2016. Mr. Offerdahl is our Chief Financial Officer.

(9)	Elizabeth Ritzcovan is our Chief Revenue Officer.

(10)	Includes 186,052 shares issuable upon the exercise of options held by Mr. Allison that are exercisable within 60 days of August 15, 2016. Mr. Allison is our Executive Vice President of Engineering.

(11)	Includes 124,558 shares issuable upon the exercise of options held by Mr. Robinson that are exercisable within 60 days of August 15, 2016. Mr. Robinson is our Chief People Officer.

(12)	Includes 48,169 shares of restricted stock over which Mr. Berkowitz has voting power but which are subject to a repurchase right by us. Mr. Berkowitz is a member of our board of directors.

(13)
Includes 7,690 shares of restricted stock over which Ms. Carey has voting power and the repurchase right held by us with respect to such shares shall lapse within 60 days of August 15, 2016. Ms. Carey is a member of our board of directors.

(14)
Includes 30,074 shares of restricted stock over which Mr. Hawn has voting power but which are subject to a repurchase right by us and 7,690 shares of restricted stock over which Mr. Hawn has voting power and the repurchase right held by us with respect to such shares shall lapse within 60 days of August 15, 2016. Mr. Hawn is a member of our board of directors.

(15)
Includes 31,720 shares of restricted stock over which Mr. Kopf has voting power but which are subject to a repurchase right by us, 4,531 shares of restricted stock over which Mr. Kopf has voting power and the repurchase right held by us with respect to such shares shall lapse within 60 days of August 15, 2016 and 74,169 shares issuable upon the exercise of options held by Mr. Kopf that are exercisable within 60 days of August 15, 2016. Mr. Kopf is a member of our board of directors.

(16)
Includes 19,943 shares of restricted stock over which Ms. McDowell has voting power but which are subject to a repurchase right by us and 7,690 shares of restricted stock over which Ms. McDowell has voting power and the repurchase right held by us with respect to such shares shall lapse within 60 days of August 15, 2016. Ms. McDowell is a member of our board of directors.

(17)
Includes 112,477 shares issuable upon the exercise of options held by Mr. Meredith that are exercisable or convertible within 60 days of August 15, 2016 and 149,741 shares held by the Meredith Family Revocable Trust. Mr. Meredith is a trustee of the trust and as such he has voting and investment power over the shares held by the trust. Also includes7,690 shares of restricted stock over which Mr. Meredith has voting power and the repurchase right held by us with respect to such shares shall lapse within 60 days of August 15, 2016. Mr. Meredith is the chairman of our board of directors.

(18)
Includes 1,758,875 shares issuable upon the exercise of options held by our directors and executive officers that are exercisable within 60 days of August 15, 2016, 129,907 shares of restricted stock over which our directors and executive officers have voting power but which are subject to a repurchase right by us, and 35,291 shares of restricted stock over which our directors and executive officers have voting power and the repurchase right held by us with respect to such shares shall lapse within 60 days of August 15, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms furnished to us during the most recent fiscal year, with the exception below, we believe that all of our executive officers, directors and ten percent stockholders complied with the applicable filing requirements. In making these statements, we have relied upon examination of the copies of the Forms 3, 4 and 5, and amendments to these forms, provided to us and the written representations of our directors, executive officers and 10% stockholders.
Ryan D. Robinson filed late one report with respect to a single transaction that occurred in April 2014, relating to the sale of shares to cover the tax withholding upon the release of restricted stock units.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Since the beginning of fiscal year 2016, we have not been a party, nor are we currently proposed to be a party, to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000, and in which any director, executive officer or holder of more than 5% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, each a related party, had or will have a material interest, except for the compensation and other arrangements described elsewhere in this Proxy Statement and the transactions described below.
Stock Option Grants
Certain stock option grants to our executive officers and related stock option grant policies are described in the section of this Proxy Statement titled "Compensation Discussion and Analysis." Certain stock option grants to our non-employee directors who are not affiliated with our major stockholders and related stock option grant policies are described in the section of this Proxy Statement titled "Director Compensation."
Employment, Change of Control and Separation Agreements with Executive Officers
We have entered into employment and change of control arrangements with certain of our executive officers as described in the section of this Proxy Statement titled "Executive Compensation—Employment Agreements."
Indemnification of Officers and Directors
We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements and the indemnification provisions included in our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We believe that these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance. For further information, see the section of this Proxy Statement titled "Executive Compensation—Limitation on Liability and Indemnification Matters."
Other Related Party Transactions
In October 2012, Bazaarvoice Foundation (the "Foundation"), a non-profit private charity, was chartered to build philanthropic programs that are focused on entrepreneurial education for youth. The Company holds two of the Foundation's six board seats. The Company does not control the Foundation's activities and accordingly, the Company does not consolidate the Foundation's statement of activities with its financial results.
Policies and Procedures for Related Party Transactions
As provided by our audit committee charter, related party transaction policy and corporate governance guidelines, our audit committee must review and approve in advance any related party transaction, and all of our directors, officers and employees are required to report to our audit committee any such related party transaction prior to its completion.
Code of Conduct
Our Board has adopted a code of conduct. The code applies to all of our employees and officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), directors and consultants. The full text of our code of conduct is posted on the investor relations portion of our website at http://investors.bazaarvoice.com/corporate-governance.cfm and is available without charge, upon request in writing to Bazaarvoice, Inc., 10901 Stonelake Blvd., Austin, Texas 78759, Attn: Legal Department. We intend to disclose on our website future amendments to certain provisions of our code of conduct, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or the members of our Board.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This following discussion and analysis of our compensation arrangements with our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers as of April 30, 2016, or our named executive officers, for fiscal 2016 should be read together with the compensation tables and related disclosures that follow this discussion.
Our Named Executive Officers for Fiscal Year 2016
Our named executive officers in our fiscal year ended April 30, 2016, or fiscal year 2016, were:

Gene Austin	Chief Executive Officer and President
James R. Offerdahl	Chief Financial Officer
Elizabeth Ritzcovan	Chief Revenue Officer
Gary Allison	Executive Vice President, Engineering
Ryan Robinson	Chief People Officer
Executive Summary
We power a network that connects brands and retailers to the authentic voices of people where they shop. We were founded on the premise that the collective voice of the marketplace is the most powerful marketing tool in the world because of its influence on purchasing decisions, both online and offline. Our technology platform collects, curates, and displays consumer-generated content including ratings and reviews, questions and answers, customer stories, and social posts, photos, and videos. This content is amplified across marketing channels, including category/product pages, search, brand sites, mobile applications, in-store displays, and paid and earned media, where it helps clients generate more revenue, market share, and brand affinity.
We also help clients leverage insights derived from consumer-generated content to improve marketing effectiveness, increase success of new product launches, improve existing products and services, effectively scale customer support, decrease product returns, reach consumers when actively shopping via highly targeted audience marketing, and enable retailers to launch and manage on-site advertising solutions and site monetization strategies.
Significant Elements of Compensation for Fiscal Year 2016
Consistent with our executive compensation objectives and our performance, during fiscal 2016, our compensation committee structured compensation for our named executive officers to include the following elements:

•	Base Salary: We adjusted the base salaries of our named executive officers in order to appropriately compensate them given the level of expected performance and the competitive market.

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Annual Performance-Based Cash Compensation: We paid annual cash incentive awards to our named executive officers in order to focus them on the achievement of key short-term business objectives and reflect their partial achievement of the corporate and individual performance objectives under our annual performance-based cash incentive plan. We did not pay any discretionary bonuses to our named executive officers in fiscal 2016. As described below, pursuant to the terms of her employment agreement, Ms. Ritzcovan did not participate in our annual cash incentive plan for fiscal 2016, but instead received a pro-rated cash bonus that was equivalent to what she would have received if she had participated in the bonus plan and achieved 100% of target.

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Long-Term Equity Incentive Compensation: We granted stock options and restricted stock unit ("RSU") awards for shares of our common stock to certain of our named executive officers with the aim of driving long-term stockholder value by aligning the interests of our named executive officers with our stockholders and to reward increases in stockholder value.

We believe that the combination of these elements of compensation reflects our compensation philosophy and the strong alignment of the interests of our named executive officers with those of our stockholders.
Significant Corporate Governance Policies and Practices
We have endeavored to maintain high standards in our executive compensation and governance practices and have the following policies and practices in effect:

•	Independent Compensation Committee: We maintain a completely independent compensation committee that establishes our compensation practices.

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Emphasis On Variable, "At Risk" Compensation and Long-Term Performance Goals: A substantial portion of our named executive officers’ compensation is tied to both short-term and long-term corporate financial and operational incentives. Beginning in fiscal 2017, our named executive officers will, in addition to traditional time-based awards , also receive stock option awards based on the achievement of performance metrics, which we believe further aligns the incentives of our named executive officers with those of our stockholders.

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Hedging Prohibition: We prohibit all of our employees and members of our Board from entering into hedging arrangements with respect to our securities and prohibit our executive officers and the members of our Board from pledging our securities unless they have received pre-clearance for any pledging arrangements pursuant to the terms of our insider trading policy.

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Double-Trigger Change Of Control Arrangements: All severance payments and benefits afforded to our named executive officers, other than Mr. Austin and Ms. Ritzcovan, are based on a "double-trigger" arrangement (meaning that the benefits are only provided if there is both a change of control and a qualifying termination of employment).

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Independent Compensation Consultant: Our compensation committee retains an independent compensation advisor to provide analysis, advice and guidance on our executive compensation program independent of management. Until December 2015, Compensia was our compensation consultant and beginning in December 2015, Radford took over those functions.

•	Representative Peer Group: On an annual basis, we use a peer group that reflects comparable size-relevant companies in industries where we compete for talent.

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Annual Compensation Review: Our compensation committee conducts an annual review of our compensation strategy, including a review of our compensation peer group and a review of our compensation-related risk profile.

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Compliance-based Performance Metrics: In addition to traditional performance metrics, our compensation committee also includes specific objectives with respect to ethics and compliance in the individual performance metrics for each of our named executive officers and an assessment regarding achievement of those objectives is reviewed by our compensation committee in connection with its performance evaluation and compensation setting process.

Results of Most Recent Say-on-Pay Vote
At our 2015 Annual Meeting of Stockholders, we conducted a stockholder advisory vote to approve the fiscal year 2015 compensation of our named executive officers (commonly referred to as a "Say-on-Pay" vote). Our stockholders approved the fiscal year 2015 compensation of our named executive officers with approximately 80% of the votes cast in favor of the proposal.
We believe that the outcome of the Say-on-Pay vote reflects our stockholders' support of our compensation approach, specifically our efforts to attract, retain, and motivate our named executive officers. Following our fiscal 2015 Annual Meeting of Stockholders, our compensation committee reviewed the results of the Say-on-Pay vote, and concluded that our executive compensation program was operating as anticipated.
Our Executive Compensation Philosophy
Our executive compensation philosophy is to provide market-competitive opportunities with realized compensation that is closely tied to performance. Our compensation strategy focuses on providing a total compensation package that will not only attract, motivate and retain excellent executive officers, but will also align the interests of our executive officers with our stockholders by tying a significant portion of their total compensation to the achievement of our long-term business goals. Our Board strives to maintain a balance between cash and equity compensation to encourage our executive officers to act as owners and drive long-term stockholder value. Our executive compensation program is designed to provide our executive officers with a competitive total compensation package and share our success with them when our objectives are met.
Our executive compensation program is designed to be flexible, include complementary compensation elements and collectively serve the compensation objectives described above. Neither our compensation committee nor our Board has adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of cash and non-cash compensation. We have determined that our compensation committee and Board should retain discretion and flexibility to make these determinations each year rather than adopting formal policies or guidelines.
Determining Executive Compensation for Fiscal Year 2016
For fiscal year 2016, our compensation committee was responsible for designing, recommending for approval by our Board and overseeing our executive compensation program.
Until December 2015, our compensation committee engaged Compensia, a national compensation consulting firm, to perform a competitive assessment of our executive compensation program, to assist in sustaining a framework for a company-wide compensation strategy and to generally advise our compensation committee on executive compensation matters. To assess the competitiveness of our executive compensation program and compensation levels, Compensia examined the executive compensation practices of a group of publicly-traded technology companies of similar revenue size to us. Compensia gathered this information from the Radford High Technology Survey and also from the public filings of a select peer group consisting of the following companies:

Angie's List Inc.	Marketo Inc.
Bottomline Technologies (de), Inc.	Model N, Inc.
Brightcove Inc.	Opower Inc.
BroadSoft, Inc.	Pros Holdings, Inc.
Callidus Software Inc.	Q2 Holdings, Inc.
Carbonite, Inc.	RealPage, Inc.
ChannelAdvisor Corp.	RetailMeNot, Inc.
Chegg, Inc.	SciQuest, Inc.
Five9, Inc.	ServiceSource International, Inc.
Intralinks Holdings Inc.	Tangoe, Inc.
Jive Software Inc.	TechTarget, Inc.
LivePerson, Inc.	TrueCar, Inc.
LogMeIn, Inc.	Xactly Corp
Marin Software Incorporated	YuMe, Inc.
Our compensation committee performed an annual review of our executive compensation and recommended fiscal year 2016 compensation to our Board at the beginning of fiscal year 2016. In carrying out its responsibilities, our compensation committee solicited and used information provided by our management, as well as recommendations from our CEO, Mr. Austin. With respect to the compensation packages for each named executive officer other than himself, Mr. Austin reviewed the performance of such executive officer and made recommendations to our compensation committee with respect to such executive officer's total compensation package for fiscal year 2016. While our compensation committee solicited and reviewed our CEO's recommendations, such recommendations were only one factor considered by our compensation committee in making compensation decisions.
In determining the total compensation package for fiscal year 2016 for each of our named executive officers, our compensation committee used the then-current compensation levels for each named executive officer as a starting point. In addition to considering our CEO's recommendations, our compensation committee and Board reviewed and considered Compensia's report on the compensation practices of the select peer group companies and competitive market data. Our compensation committee and Board used the 50th percentile of total compensation as reflected by the market data as a reference in considering the appropriate compensation level for each named executive officer. Our compensation committee and Board also considered our company-wide performance, the applicable named executive officer's performance and internal pay equity. In reviewing individual performance, our compensation committee and Board undertook a subjective and qualitative review of each named executive officer's contribution to the success of our business in fiscal year 2015.
Based in part on the review by our CEO, our executive compensation philosophy generally, and our compensation committee’s review after considering the factors described above, in May 2015 our compensation committee approved a total compensation package for fiscal year 2016 for each of our executive officers, including our then-serving named executive officers that included base salary and annual performance-based cash compensation levels. In November 2015, our compensation committee approved a total compensation package for Ms. Ritzcovan in connection with the commencement of her employment as our Chief Revenue Officer that included base salary, annual performance-based cash compensation (which was guaranteed at 100% of target for fiscal 2016), a sign-on bonus and long term equity incentive compensation, with the amounts of each of these elements determined based on several factors, including market competitive data obtained from Compensia, the potential contribution and value our Board expected Ms. Ritzcovan to bring to our company and the factors described above, such as company-wide performance and internal pay equity. Additionally, in May 2016, our compensation committee approved a relocation package of up to $40,000 for Ms. Ritzcovan to relocate to Austin, Texas.
In August 2015, our compensation committee considered the independence of Compensia and found them to be independent after considering applicable factors under NASDAQ listing standards. Before appointing Radford as our compensation consultant, the compensation committee considered their independence and found them to be independent after considering applicable factors under NASDAQ listing standard.
Elements of Compensation for Fiscal Year 2016
As noted above, compensation for our named executive officers for fiscal year 2016 consisted of the elements identified in the following table:

Compensation Element	Objective
Base salary	To attract and retain our named executive officers and to recognize ongoing performance of job responsibilities.
Annual performance-based cash compensation
To focus our named executive officers on the achievement of key short-term business objectives and to provide additional reward opportunities for our named executive officers when key business objectives are met.

Long-term equity incentive compensation	To drive long-term stockholder value by aligning the interests of our named executive officers with our stockholders and to reward increases in stockholder value.
Severance and change of control benefits	To provide income protection in the event of involuntary loss of employment and to focus our named executive officers on stockholder interests when considering strategic alternatives.
Retirement savings (401(k)) plan	To provide retirement savings in a tax-efficient manner.
Health and welfare benefits	To provide a basic level of protection from health, dental, life and disability risks.

The following discussion describes these elements in more detail.
Base Salaries
Base salaries for fiscal year 2016 for our named executive officers were determined by our compensation committee and Board as described above in "—Determining Executive Compensation for Fiscal Year 2016." Our compensation committee and Board did not assign a specific weight to any single factor in making decisions regarding base salary levels. The table below shows the base salaries for our named executive officers for fiscal years 2015 and 2016.

Named Executive Officer	FY 2015 Base Salary	FY 2016 Base Salary
Gene Austin	$450,000	$467,000
James R. Offerdahl	320,000	332,000
Elizabeth Ritzcovan(1)	—	325,000
Gary Allison	275,000	287,000
Ryan Robinson	265,000	276,000

(1)	Ms. Ritzcovan began employment on December 7, 2015.
Annual Performance-Based Cash Compensation
During fiscal year 2016, each of our named executive officers, as well as our other executive officers and key employees, was eligible to earn a cash bonus based on the achievement of performance objectives under our executive bonus plan.
Target bonuses. For each named executive officer, the target bonus opportunity for fiscal year 2016 was equal to a specified percentage of his or her base salary. As with base salaries, the target bonuses for our named executive officers were determined by our compensation committee and Board as described above in "—Determining Executive Compensation for Fiscal Year 2016." Our compensation committee and Board did not assign a specific weight to any single factor in establishing the applicable target bonus opportunities. The table below shows the target bonus opportunities for fiscal year 2016 for each named executive officer.

Named Executive Officer	FY 2016 Target Bonus Opportunity (% of base salary)
Gene Austin	100%
James R. Offerdahl	60%
Elizabeth Ritzcovan(1)	—
Gary Allison	40%
Ryan Robinson	40%
(1)    Ms. Ritzcovan began employment on December 7, 2016 and as a result did not participate in our executive bonus plan for fiscal year 2016.
Bonus determinations. For fiscal year 2016, the amount of the annual cash bonuses earned by our named executive officers was determined based on actual performance during the fiscal year compared to pre-determined performance objectives approved by our Board.

The total bonus opportunity for our named executive officers serving in their position at April 30, 2016, other than Ms. Ritzcovan, was based on the level of achievement of three corporate performance measures: Net Bookings, Adjusted EBITDA and Advertising Net Revenue, each of which is described in more detail below. Net Bookings was given a weighting of 40%, Adjusted EBITDA was given a weighting of 40% and Advertising Net Revenue was given a weighting of 20%. These corporate performance measures were selected because they support our objective of achieving growth and require focus on new business development, working capital management and cost containment. We believe these performance measures align our named executive officer incentives with stockholder interests through the creation of sustainable long-term value.
Payment of any portion of the bonus opportunity for fiscal year 2016 related to a specific corporate performance measure was contingent on our achievement of a minimum percentage of the target level for such measure, and the payment level was capped at our achievement of a maximum percentage of the target level. Payout percentages for the various achievement levels were as follows:

Net Bookings		Adjusted EBITDA		Advertising Net Revenue
Achievement Percentage	Payout Percentage	Achievement Percentage	Payout Percentage	Achievement Percentage	Percentage Payout
80%	25%	50%	50%	85%	50%
100%	75%	100%	75%	100%	100%
>160%	150%	>400%	120%	>140%	170%
The Net Bookings measure is an internal metric that we use to monitor our business. The calculation of "Net Bookings" takes into account an internal assessment of the annualized value of new client contracts (which include assumptions and valuation measures not calculated in accordance with GAAP) signed during the fiscal year, adjusted for client contracts that are amended or terminated during the fiscal year. We do not disclose the target level for this measure for operational and competitive reasons.
We define "Adjusted EBITDA" as net loss from continuing operations, as calculated according to GAAP, adjusted for stock-based expense, contingent considerations related to acquisitions, adjusted depreciation and amortization (which excludes amortization of capitalized internal-use software development costs), integration and other costs related to acquisitions, other non-business costs and benefits, income tax expense and other (income) expense, net. Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. The target level for Adjusted EBITDA for fiscal year 2016 was $1 million.
"Advertising Net Revenue" is defined as the revenue derived primarily from fees charged to advertisers when their advertisements are displayed on publishers' websites and is net of amount due to such publishers.
In general, we consider our corporate performance targets for fiscal year 2016 to have been challenging but achievable. We believe our Net Bookings target for fiscal year 2016 was highly aggressive in order to incent significant growth of new business during fiscal year 2016.
For fiscal year 2016, our Adjusted EBITDA was $1.22 million, representing 75% of the target level, and our actual Net Bookings and Advertising Net Revenue were less than 80% and 85% of our target levels, respectively, meaning that the minimum achievement levels for Net Bookings and Media Net Revenue were not achieved. Our compensation committee reviewed our performance against each of the corporate performance measure target levels and consistent with the terms of our bonus plan, bonuses for each of our named executive officers other than Ms. Ritzcovan were paid at 30% of the target bonus opportunity, as detailed in the table below.

Performance Objective	Percentage of Objective Achieved	Payout Percentage	Plan Weight	Weighted Payout Percentage
Net Bookings	<80%	0%	40%	0%
Adjusted EBITDA	>100%	75%	40%	30%
Advertising Net Revenue	<85%	0%	20%	0%
As a new employee, Ms. Ritzcovan did not participate in our fiscal 2016 annual cash bonus plan. Instead, our compensation committee approved a cash bonus that, was equal to the pro-rated cash bonus she would have received if she were able to participate in the bonus plan at a target bonus opportunity of $275,000 and the performance metrics were achieved at 100% of target levels. This guaranteed cash bonus provided for Ms. Ritzcovan was intended, in part, to compensate Ms. Ritzcovan for compensation from her former employer that she forfeited when she joined Bazaarvoice in December 2015. The following table summarizes the calculation of the actual bonus amounts awarded to each named executive officer for fiscal year 2016.

Named Executive Officer	Target Bonus Opportunity	Applicable Payout Percentage	Actual Bonus Payment
Gene Austin	$467,000	30%	$140,100
James R. Offerdahl	199,200	30%	59,760
Gary Allison	114,800	30%	34,440
Elizabeth Ritzcovan(1)	275,000	—	110,000
Ryan Robinson	110,400	30%	33,120
(1)    Pursuant to the terms of her employment agreement, Ms. Ritzcovan received a cash bonus equal to the pro-rated bonus she would have received if she were able to participate in the 2016 bonus plan at a target bonus opportunity of $275,000 and the performance metrics were achieved at 100% of target levels.
Long-Term Equity Incentive Compensation in Fiscal 2016
We believe that equity awards are an effective tool for meeting our compensation goal of increasing long-term stockholder value. Since fiscal year 2012, our compensation committee has been granting equity awards consisting of a combination of stock options and restricted stock unit awards. Because our executive officers are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to achieve increases in the value of our common stock over time. The decision by our Board to include restricted stock unit awards into our executive compensation program is based on a number of factors, including Compensia's analysis of the competitiveness of our executive compensation program, the estimated impact of such decision on our available option pool and the perceived value of restricted stock units to our executive officers. We generally grant an initial stock option and/or restricted stock unit award to each of our executive officers in connection with the commencement of his or her employment. All equity awards are approved by our Board or our compensation committee. In determining the size of an equity award, our Board and our compensation committee take into account individual performance, competitive market data, internal pay equity considerations and the unvested value of existing long-term incentive awards.
In addition to new hire grants, from time to time, our Board has granted our named executive officers equity awards to recognize exceptional performance and as "refresher" grants to ensure our named executive officers continue to have an equity incentive as part of their compensation packages. Historically, these decisions have been made on a case-by-case basis, and our Board retains discretion to make equity award grants at any time.
Stock option awards to our named executive officers typically vest over a four-year period as follows: 25% of the shares underlying the stock option vest on the first anniversary of the vesting start date with the remainder vesting ratably on a monthly basis over the next 36 months, subject to continued service through each applicable vesting date. Until fiscal year 2017, restricted stock unit awards to our named executive officers typically vested in four equal yearly installments, with the first such installment vesting on the first anniversary of the vesting start date, subject to continued service through each applicable vesting date. We believe these vesting schedules appropriately encourage long-term employment with the Company, while allowing our executive officers to realize compensation in line with the value they have created for our stockholders.
Equity grants for fiscal year 2016 for our named executive officers were determined by our compensation committee and Board as described above in "—Determining Executive Compensation for Fiscal Year 2016" and were granted to provide a meaningful long-term incentive opportunity and achieve our retention objectives. The table below shows the equity awards granted to our named executive officers in fiscal year 2016.

Named Executive Officer	Fiscal Year 2016 RSU Awards(1) (#)	Fiscal Year 2016 Option Grants(2) (#)
Gene Austin	246,500	522,700
James R. Offerdahl	95,100	201,700
Gary Allison	62,800	133,100
Elizabeth Ritzcovan	125,000	275,000
Ryan Robinson	45,000	90,000
(1)    RSU awards granted to Mr. Austin, Mr. Offerdahl, Mr. Allison and Mr. Robinson, were made in June 2015. Ms. Ritzcovan's RSU award was granted upon the commencement of her employment in December 2015. All awards are subject to our standard RSU vesting schedule.
(2)    Option grants made to Mr. Austin, Mr. Offerdahl, Mr. Allison and Mr. Robinson, were made in June 2015 with an exercise price of $6.42. Ms. Ritzcovan's option grant was made upon the commencement of her employment in December 2015 and has an exercise price of $4.36. All awards are subject to our standard option vesting schedule.

Changes to Long-Term Incentive Compensation for Fiscal 2017
After reviewing Radford's analysis of our RSU awards, the compensation committee decided that beginning in May 2016, restricted stock unit awards to our named executive officers will typically vest in three equal yearly installments, with the first such installment vesting on the first anniversary of the vesting state date, subject to continued service through each applicable vesting date and that stock option grants will expire seven years from the date of grant, rather than ten years from the date of grant.
In addition, in order to further align the interests of our named executive officers with the interests of our stockholders, in June 2016, the compensation committee issued performance stock option grants to our named executive officers as a component of each named executing officer's annual equity compensation package of stock option and RSU awards. The value of the performance stock options were intended to constitute approximately 50% of the total value of long-term incentive awards granted to the named executive officers in fiscal year 2017. The total number of shares to be subject to the grant will be determined based upon the Company's achievement of certain performance metrics in fiscal 2017. Specifically, between 0% to 100% of the maximum number of shares potentially subject to the option will be earned based on the Company's performance against Net Booking (50%) and Net Advertising Revenue (50%) metrics. Once the earned number of shares is determined, the option will vest as follows: 25% of the shares underlying the stock option vest on the date the committee determine the performance achievement against the metrics, with the remainder vesting ratably on a monthly basis over the next 36 months, subject to continued service through each applicable vesting date.
Option Exchange Program
On August 2, 2016, we completed a voluntary, one-time stock option exchange offer that allowed eligible participants who previously had received stock option grants with an exercise price per share greater than $6.11 the opportunity to exchange those options for a lesser number of new stock options subject to a new vesting schedule. Our executive officers, including our named executive officers, and members of our board of directors were not eligible to participate.
Severance and Change of Control Benefits
We are party to an employment agreements with Mr. Austin and Ms. Ritzcovan that provide for certain payments and other benefits upon termination of their employment in certain circumstances. In addition, each of our named executive officers is entitled to receive accelerated vesting with respect to all or a portion of his or her outstanding and unvested stock options or restricted stock unit awards in the event of the termination of his or her employment following a change of control of the Company. These accelerated vesting arrangements are intended to preserve morale and productivity and encourage retention in the face of the disruptive impact of a change of control of the Company and to allow our named executive officers to focus on the value of strategic alternatives to stockholders without concern for the impact on their continued employment, as we believe each of their positions is at heightened risk of turnover in the event of a change of control. We also believe that accelerated vesting arrangements related to change of control transactions provide an incentive for our named executive officers to successfully execute such a transaction from its early stages until closing, which we believe will ultimately benefit our stockholders.
In October 2015, the compensation committee amended all outstanding and future equity awards, including our named executive officers, to provide for the acceleration of outstanding unvested stock option or restricted stock unit awards in the event of termination pursuant to his or her death or disability.
Please refer to the discussion below under "— Potential Payments upon Termination or Change of Control" for a more detailed discussion of our severance and change of control arrangements, including the severance benefits provided to Mr. Austin and Ms. Ritzcovan pursuant to their respective employment agreement.
Employee Benefits
Our named executive officers are eligible for the same benefits available to our full-time employees generally. These include participation in a tax-qualified Section 401(k) plan, an employee stock purchase plan, and group life, health, dental, vision and disability insurance plans. The type and extent of benefits offered are intended to be competitive within our industry.
Other Compensation Practices and Policies
Hedging and Pledging
All of our employees and members of our Board are prohibited from entering into hedging arrangements with respect to our common stock or other securities issued by us. In addition, we prohibit our executive officers and the members of our Board from pledging our common stock or other securities unless they have received pre-clearance for any pledging arrangements pursuant to the terms of our insider trading policy.
Perquisites, Retirement and Other Personal Benefits
As noted above, our named executive officers are eligible to receive the same benefits as those offered to all full-time employees. In addition, we have established a tax-qualified employee savings and retirement plan pursuant to which employees, including our named executive officers, who satisfy certain eligibility requirements, including age and length of service, may elect to defer up to 100% of eligible compensation, subject to applicable Internal Revenue Code limits. We currently match 50% of contributions, up to 2% of salary, made by our employees, including our executive officers. We intend for the 401(k) plan to qualify under Section 401(a) of the Internal Revenue Code so that contributions to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan.
We believe that cash and equity compensation are the two key components in attracting and retaining executive talent. Other than the relocation package offered to Ms. Ritzcovan in connection with a potential move to our corporate headquarters in Austin, Texas, we do not have any programs for providing perquisites and other personal benefits for any named executive officer in an amount that exceeds the $10,000 disclosure threshold. We do provide our named executive officers with access to an executive wellness program, reimbursements for which do not exceed $10,000 on an individual basis, and may cover the costs associated with our named executive officers travel, lodging, food and entertainment in connection with our annual sales quota recognition event.
Stock Ownership Guidelines
There are currently no equity ownership requirements or guidelines that any of our named executive officers or other employees must meet or maintain.
Pension Benefits and Nonqualified Deferred Compensation
We do not provide a pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan during fiscal year 2016.
Policy Regarding the Timing of Equity Awards
The exercise price of each stock option grant is generally the fair market value of our common stock on the grant date. Beginning in August 2012, our Board established a policy providing that it would not grant stock options to executive officers or directors during closed trading periods under our insider trading policy, but that exceptions could be made on a case-by-case basis.
Policy Regarding Compensation Recovery
We do not currently have a formal "clawback" policy requiring a fixed course of action with respect to compensation adjustments following later restatements of financial results. However, we plan to consider adopting a formal clawback policy once the SEC issues final rules in accordance with the requirements of The Dodd-Frank Wall Street Reform and Consumer Protection Act. Until such time, in the event of a later restatement of financial results, our Board or compensation committee would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the restatement and then-applicable law.
Compliance-based Performance Metrics
In addition to traditional performance metrics, our compensation committee also includes specific objectives with respect to ethics and compliance in the individual performance metrics for each of our named executive officers and an assessment regarding achievement of those objectives is reviewed by our compensation committee in connection with its performance evaluation and compensation setting process.
Results of Most Recent Say-on-Pay Vote
At our 2015 Annual Meeting of Stockholders, we conducted a stockholder advisory vote to approve the fiscal year 2015 compensation of our named executive officers (commonly known as a "Say-on-Pay" vote). Our stockholders approved the fiscal year 2015 compensation of our named executive officers with approximately 80% of the votes cast in favor of the proposal.
We believe that the outcome of the Say-on-Pay vote reflects our stockholders' support of our compensation approach, specifically our efforts to attract, retain, and motivate our named executive officers. Our compensation committee evaluated the results of the 2015 Say-on-Pay vote when determining compensation policies for our named executive officers, along with the other factors described above in "— Determining Executive Compensation for Fiscal Year 2016." Based on its evaluation, our compensation committee did not implement any significant design changes to our executive compensation program for fiscal year 2016. We value the opinions of our stockholders and our compensation committee will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our named executive officers.
Accounting and Tax Considerations
Deductibility of Executive Compensation
Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly held corporation for any remuneration in excess of $1.0 million paid in any taxable year to its chief named executive officer and each of its three next most highly compensated named executive officers (other than its chief financial officer). Remuneration in excess of $1.0 million may be deducted if, among other things, it qualifies as "performance-based compensation" within the meaning of the Internal Revenue Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.
Our compensation committee, in approving the amount and form of compensation for our named executive officers, considers all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). Our compensation committee may, in its judgment, authorize compensation payments that do not comply with an exemption from Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.
Taxation of "Parachute" Payments and Deferred Compensation
Sections 280G and 4999 of the Internal Revenue Code provide that our named executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change of control of the Company that exceeds certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax.
Section 409A of the Internal Revenue Code imposes significant additional taxes in the event that a named executive officer, director, or service provider receives "nonqualified deferred compensation" that does not satisfy the conditions of Section 409A.
We did not provide any directors or named executive officer with a "gross-up" or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Internal Revenue Code during fiscal year 2016 and we have not agreed and are not otherwise obligated to provide any director or named executive officer with such a "gross-up" or other reimbursement.
Accounting for Stock-Based Compensation
We follow the FASB ASC Topic 718 for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date "fair value" of their stock-based awards using a variety of assumptions. The valuation assumptions used in determining such amounts are described in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K. This calculation is performed for accounting purposes and reported in the compensation tables below under "—Tabular Disclosure Regarding Executive Compensation" even though recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.
REPORT OF THE COMPENSATION COMMITTEE
During fiscal year 2016, our compensation committee consisted of three non-employee directors. Sydney L. Carey, Mary T. McDowell and Thomas J. Meredith. Our Board has determined that each of these members is independent under applicable NASDAQ and SEC rules and regulations.

Our compensation committee has reviewed and discussed with management the disclosures contained in the section of this Proxy Statement titled "Executive Compensation—Compensation Discussion and Analysis." Based on this review and discussion, our compensation committee recommended to the Board that the section titled "Executive Compensation—Compensation Discussion and Analysis" be included in this Proxy Statement for the Annual Meeting of Stockholders.
SUBMITTED BY THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS
Mary T. McDowell, Chairperson
Thomas J. Meredith
Sydney L. Carey

TABULAR DISCLOSURE REGARDING EXECUTIVE COMPENSATION
The following tables provide information regarding the compensation paid and awarded to or earned during our fiscal years ended April 30, 2014, 2015 and 2016 by our named executive officers.
Summary Compensation Table for Fiscal Years Ended April 30, 2014, 2015 and 2016

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)		Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(3) ($)		Total ($)

Gene Austin	2016	$467,000	—		$1,582,530	$1,443,018	$140,100	$22,879	(4)	$3,655,527
Chief Executive Office; President	2015	450,000	$225,000		942,003	902,569	—	19,589	(4)	2,539,163
	2014	358,033	84,000		2,377,500	2,711,793	84,000	1,655		5,616,981

James R. Offerdahl	2016	332,000	—		610,542	556,833	59,760	7,418		1,566,553
Chief Financial Officer	2015	320,000	96,000		—	—	—	7,712		423,712
	2014	275,955	34,375		263,250	414,370	34,375	1,806		1,024,131

Elizabeth Ritzcovan	2016	130,493	150,000	(6)	545,000	505,780	—	893		1,332,166
Chief Revenue Officer(5)

Gary Allison	2016	287,000	—		403,176	367,449	34,440	5,949		1,098,014
Executive Vice President, Engineering	2015	275,000	55,000		137,046	131,102	—	2,934		601,082
	2014	103,125	20,398		359,000	675,666	—	420		1,158,609

Ryan Robinson	2016	276,000	—		288,900	248,463	33,120	6,052		852,535
Chief People Officer	2015	265,000	53,000		140,811	135,164	—	1,277		595,252
	2014	255,000	27,125		304,800	—	19,875	966		607,766
 ______________________________________

(1)	Unless otherwise noted, the amounts reported in the "Bonus" column represent a discretionary bonus paid by us.

(2)
The amounts reported in the "Stock Awards" and "Option Awards" column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on June 20, 2016. Note that the amounts reported in these columns reflect the accounting cost for these awards and do not correspond to the actual economic value that may be received by the named executive officers from the awards.

(3)
Unless otherwise noted, the amounts reported in the "All Other Compensation" column consist solely of premiums for short term disability, long term disability, life and accidental death and dismemberment insurance paid by us, reimbursement for costs associated with our executive wellness program and 401(k) matching contributions, each of which were less than $10,000.

(4)	Includes $14,885 in fiscal 2016 and $13,936 in fiscal 2015 of costs covered by the Company associated with travel, lodging, food and entertainment for our annual sales quota recognition event.

(5)	Ms. Ritzcovan commenced her employment with us in December 2015.

(6)
Represents a $40,000 signing bonus paid by us and a $110,000 pro-rated cash bonus pursuant to the terms of her employment agreement as described in "—Compensation Discussion and Analysis - Elements of Compensation for Fiscal Year 2016 - Annual Performance Based Cash Compensation" above.

Grants of Plan-Based Awards Table for Fiscal Year 2016
The following table presents, for each of our named executive officers, information concerning each grant of a cash or equity award made during fiscal year 2016. This information supplements the information about these awards set forth in the Summary Compensation Table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards, per share ($)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold(2) ($)	Target ($)	Maximum ($)
Gene Austin	—	$186,800	$467,000	$663,140	—	—	—	—
	6/17/2015	—	—	—	246,500	—	—	$1,582,530
	6/17/2015	—	—	—	—	522,700	$6.42	1,443,018

James R. Offerdahl	—	$79,680	199,200	$282,864	—	—	—	—
	6/17/2015	—	—	—	95,100	—	—	610,542
	6/17/2015	—	—	—	—	201,700	6.42	556,833

Elizabeth Ritzcovan(6)	—	110,000	110,000	110,000	—	—	—	—
	12/8/2015	—	—	—	125,000	—		545,000
	12/8/2015	—	—	—	—	275,000	4.36	505,780

Gary Allison	—	45,920	114,800	163,016
	6/17/2015	—	—	—	62,800	—	—	403,176
	6/17/2015	—	—	—	—	133,100	6.42	367,449

Ryan Robinson	—	44,160	110,400	156,768	—	—	—	—
	6/17/2015	—	—	—	45,000	—	—	288,900
	6/17/2015	—	—	—	—	90,000	6.42	248,463
 ______________________________________

(1)
Except for Ms. Ritzcovan, the amounts reported represent the formulaic performance-based incentive cash awards each named executive officer could earn pursuant to our executive bonus plans for fiscal year 2016, as described in "—Compensation Discussion and Analysis-Elements of Compensation for Fiscal Year 2016-Annual Performance-Based Cash Compensation" above. Actual amounts earned for fiscal year 2016 are as described in "—Compensation Discussion and Analysis-Elements of Compensation for Fiscal Year 2016-Annual Performance-Based Cash Compensation" above including with respect to Ms. Ritzcovan, who pursuant to the terms of her employment agreement, received a cash bonus equal to the pro-rated bonus she would have received if she were able to participate in the 2016 bonus plan at a target bonus opportunity of $275,000 and the performance metrics were achieved at 100% of target levels.

(2)	Assumes achievement of each corporate performance measure at the minimum level required for payment.

(3)
The amounts reported reflect shares of common stock underlying restricted stock unit awards granted in fiscal year 2016 under the Bazaarvoice, Inc. 2012 Equity Incentive Plan. Unless otherwise noted, the restricted stock unit awards vest in four equal yearly installments.

(4)
The amounts reported reflect shares of common stock underlying stock options granted in fiscal year 2016 under the Bazaarvoice, Inc. 2012 Equity Incentive Plan. Unless otherwise noted, the stock options vest over a four-year period as follows: 25% of the shares underlying the stock option vest on the first anniversary of the vesting start date with the remainder vesting ratably on a monthly basis over the next 36 months, subject to continued service through each applicable vesting date.

(5)
The grant date fair value of stock options and restricted stock unit awards is determined in accordance with FASB ASC Topic 718 without regard to estimated forfeitures. The valuation assumptions used in determining such amounts are described in Note 12 to our consolidated financial statements included our Annual Report on Form 10-K filed with the SEC on June 20, 2016. These amounts do not correspond to the actual value that will be recognized by the named executive officers.

Employment Agreements
Certain elements of compensation set forth in the Summary Compensation Table for Fiscal Years Ended April 30, 2014, 2015 and 2016 and the Grants of Plan-Based Awards Table for Fiscal Year 2016 reflect the terms of employment letter agreements between us and each of our named executive officers. The following descriptions of the terms of the employment agreements with our named executive officers are intended as a summary only and are qualified in their entirety by reference to the employment agreements, which have been or will be filed with the SEC as exhibits to our periodic reports.
Gene Austin
We are party to an employment agreement with Mr. Austin, dated April 25, 2013, as amended on June 8, 2016. This employment agreement has no specific term and provides for "at-will" employment. The agreement provides for an annual base salary of $320,000, and for Mr. Austin to participate in our annual executive bonus plan with an annual target bonus of $224,000. On December 3, 2013, in connection with his appointment as our Chief Executive Officer and President, Mr. Austin's base salary was increased to $420,000 and his annual target bonus was increased to 80% of his annual base salary, or $336,000. Mr. Austin's subsequent base salary and annual target bonus have been determined by our compensation committee, in its discretion and as described elsewhere in this Proxy Statement. In accordance with the terms of his employment agreement, we also granted certain equity awards to Mr. Austin and in its discretion, our Board or our compensation committee has granted additional equity awards to him, all of which are subject to accelerated vesting in the event of a termination of his employment upon a change of control of the Company or upon death or disability as further described below under "—Potential Payments upon Termination or Change of Control." Additionally, during his employment, Mr. Austin is entitled to our standard vacation and benefits covering other employees at his level, as may be in effect from time to time. Mr. Austin is also entitled to payments and certain other benefits upon termination of his employment in certain circumstances as described below under "—Potential Payments upon Termination or Change of Control."
James R. Offerdahl
We are party to an employment agreement with Mr. Offerdahl, dated January 23, 2013. This employment agreement has no specific term and provides for "at-will" employment. The agreement provides for an annual base salary of $275,000, and for Mr. Offerdahl to participate in our annual executive bonus plan with an annual target bonus of $137,500. In addition, Mr. Offerdahl received a sign-on bonus of $50,000. Mr. Offerdahl's subsequent base salary and annual target bonus have been determined by our compensation committee, in its discretion and as described elsewhere in this Proxy Statement. In accordance with the terms of his employment agreement, we also granted certain equity awards to Mr. Offerdahl and in its discretion, our Board or our compensation committee has made additional equity grants to Mr. Offerdahl, all of which are subject to accelerated vesting in the event of a termination of his employment upon a change of control of the Company or upon death or disability as further described below under "—Potential Payments upon Termination or Change of Control." Additionally, during his employment, Mr. Offerdahl is entitled to our standard vacation and benefits covering other employees at his level, as may be in effect from time to time.
Elizabeth Ritzcovan
We are party to an employment agreement with Ms. Ritzcovan, dated November 18, 2015. This employment agreement has no specific term and provides for "at-will" employment. The agreement provides for an annual base salary of $325,000, a $40,000 sign-on bonus and in lieu of her participating in our annual cash bonus plan in fiscal 2016, she will receive a guaranteed bonus that is equal to the pro-rated cash bonus she would have received if she were able to participate in our 2016 annual cash bonus plan with performance metrics achieved at 100% of target levels. Ms. Ritzcovan's target annual target bonus of $275,000 for fiscal year 2016, was pro-rated from her date of employment. Ms. Ritzcovan's subsequent base salary and annual target bonus will be determined by our compensation committee, in its discretion. In accordance with the terms of her employment agreement, in fiscal year 2016, we granted Ms. Ritzcovan a restricted stock unit award for 125,000 shares of our common stock, which vest in four equal yearly installments and an option to purchase 275,000 shares of our common stock at an exercise price of $4.36 per share, which option vests in accordance with our standard four year vesting schedule described above. The equity awards granted pursuant to the terms of Ms. Ritzcovan's employment agreement are subject to accelerated vesting in the event of a termination of her employment upon a change of control of the Company or death or disability as further described below under "—Potential Payments upon Termination or Change of Control." Additionally, during her employment, Ms. Ritzcovan is entitled to our standard vacation and benefits covering other employees at her level, as may be in effect from time to time. Ms. Ritzcovan is also entitled to payments and certain other benefits upon termination of her employment in certain circumstances as described below under "—Potential Payments upon Termination or Change of Control."
Gary Allison
We are party to an employment letter agreement with Mr. Allison, dated November 12, 2013. This employment agreement has no specific term and provides for "at-will" employment. The agreement provides for an annual base salary of $275,000, and for Mr. Allison to participate in our annual executive bonus plan with an annual target bonus of $110,000. Mr. Allison's subsequent base salary and annual target bonus have been determined by our compensation committee, in its discretion and as described elsewhere in this Proxy Statement. In accordance with the terms of his employment agreement, we also granted certain equity awards to Mr. Allison and in its discretion, our Board or our compensation committee has made additional equity grants to Mr. Allison, all of which are subject to accelerated vesting in the event of a termination of his employment upon a change of control of the Company or upon death or disability as further described below under "—Potential Payments upon Termination or Change of Control." Additionally, during his employment, Mr. Allison is entitled to our standard vacation and benefits covering other employees at his level, as may be in effect from time to time.
Ryan Robinson
We are party to an employment letter agreement with Mr. Robinson, dated April 23, 2012. This employment agreement has no specific term and provides for "at-will" employment. The agreement provides for an annual base salary of $250,000, and for Mr. Robinson to participate in our annual executive bonus plan with an annual target bonus of $75,000. Mr. Robinson's subsequent base salary and annual target bonus have been determined by our compensation committee, in its discretion and as described elsewhere in this Proxy Statement. In accordance with the terms of his employment agreement, we also granted certain equity awards to Mr. Robinson and in its discretion, our Board or our compensation committee has made additional equity grants to Mr. Robinson, all of which are subject to accelerated vesting in the event of a termination of his employment upon a change of control of the Company or upon death or disability as further described below under "—Potential Payments upon Termination or Change of Control." Additionally, during his employment, Mr. Robinson is entitled to our standard vacation and benefits covering other employees at his level, as may be in effect from time to time.
Outstanding Equity Awards at Fiscal Year-End 2016 Table
The following table presents, for each of our named executive officers, information regarding outstanding stock options and other equity awards held as of April 30, 2016.

Name	Option Awards(1)					Stock Awards(2)
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Vesting Commencement Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Vesting Commencement Date
Gene Austin	401,042	148,958	$9.51	6/07/2023	5/6/2013	125,000	$418,750	6/20/2013
	112,017	132,383	7.53	6/10/2024	6/10/2014	93,825	314,314	6/20/2014
	—	522,700	6.42	6/17/2025	6/15/2015	246,500	825,775	6/20/2015

James R. Offerdahl	223,437	51,563	6.54	2/27/2023	1/31/2013	12,500	41,875	4/01/2013
	52,083	47,917	8.10	3/07/2024	3/07/2014	16,250	54,438	3/20/2014
	—	201,700	6.42	6/17/2025	6/15/2015	95,100	318,585	6/20/2015

Elizabeth Ritzcovan	—	275,000	4.36	12/8/2025	12/7/2015	125,000	418,750	12/20/2015

Gary Allison	105,000	75,000	7.18	12/16/2023	12/16/2013	25,000	83,750	12/20/2013
	16,271	19,229	7.53	6/10/2024	6/10/2014	13,650	45,728	6/20/2014
	—	133,100	6.42	6/17/2025	6/15/2015	62,800	210,380	6/20/2015

Ryan Robinson	50,000	—	15.12	5/23/2022	4/23/2016	—	—	—
	22,166	5,834	6.54	2/27/2023	2/25/2013	6,500	21,775	4/1/2013
	—	—	—	—	—	20,000	67,000	12/20/2013
	16,775	19,825	7.53	6/10/2024	6/10/2014	14,025	46,984	6/20/2014
	—	90,000	6.42	6/17/2025	6/15/2015	45,000	150,750	6/20/2015
 ______________________________________

(1)
Unless otherwise indicated, stock options were granted on the date ten years prior to the expiration date and become exercisable with respect to 25% of the shares underlying the option vesting on the first anniversary of the grant date, also referred to as the vesting commencement date, and with respect to the remainder, ratably on a monthly basis over the following 36 months, subject to continued service through each applicable vesting date. Please refer to "-Potential Payments upon Termination or Change of Control" for a discussion of vesting acceleration provisions applicable to certain of these option grants.

(2)	Unless otherwise indicated, restricted stock unit awards vest in four equal annual installments beginning on the first anniversary of the vesting commencement date.

(3)	Based on the stock price of our Common Stock on April 29, 2016, the last trading day for fiscal 2016.
Option Exercises and Restricted Stock Unit Vesting During Fiscal Year 2016 Table
The following table sets forth certain information with respect to the exercise of stock options and the vesting of restricted stock unit awards held by our named executive officers in fiscal year 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gene Austin	—	—	93,775	$597,347

James R. Offerdahl	—	—	20,625	66,306

Elizabeth Ritzcovan	—	—	—	—

Gary Allison	—	—	17,050	86,609

Ryan Robinson	—	—	28,675	128,671

Potential Payments upon Termination or Change of Control
The information below describes certain compensation that would have become payable under existing plans and contractual arrangements assuming a termination of employment and change of control of the Company had occurred on April 30, 2016 and based upon a price of $3.35 per share for our common stock, which was the closing price on NASDAQ on April 29, 2016 (the last trading day of fiscal 2016), given the named executive officers' compensation and service levels as of such date. There can be no assurance that an actual triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. As of April 30, 2016, we did not have any severance arrangements for our named executive officers, other than the "double trigger" compensation arrangements with Mr. Austin, the severance agreement with Ms. Ritzcovan, and the "double trigger" vesting acceleration for equity awards of all named executive officers, each as described below.
Severance Arrangements with Gene Austin
Our employment agreement with Mr. Austin dated April 25, 2013 provides for “double trigger” severance benefits, such that if his employment is terminated without cause or he resigns with good reason during the period commencing on or after the date that we have signed a definitive agreement or that our Board has endorsed a tender offer for our stock that in either case when consummated would result in a change of control of the Company, as such term is defined in the employment agreement, (even though consummation is subject to approval or requisite tender by our stockholders and other conditions and contingencies) and ending at the earlier of the date on which such definitive agreement or tender offer has been terminated without a change of control or on the date which is 12 months following the consummation of any transaction or series of transactions that results in a change of control, Mr. Austin will receive severance payments in an aggregate amount equal to 12 months of his then-current base salary, to be paid in 12 equal monthly installments beginning on the first regular payroll date following the effective date of his execution of a general release of claims, in accordance with our regular payroll practices (subject to applicable withholding). Other than the foregoing and the vesting acceleration for equity awards described below, Mr. Austin is not eligible to receive any other severance payments or benefits.
Under the employment agreement with Mr. Austin, "cause" means (i) his willful and continued failure to perform substantially his duties (other than any such failure resulting from his disability), (ii) any act of personal dishonesty, fraud or misrepresentation taken by him which was intended to result in substantial gain or personal enrichment for him at the expense of the Company, (iii) the willful engaging by him in illegal conduct or gross misconduct which is or is reasonably likely to be injurious to the Company; (iv) his conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State; (v) his breach of the terms of the agreement(s) with us relating to proprietary information and inventions assignment; or (vi) his material breach of the terms of the employment agreement. Clauses (i), (v) and (vi) will constitute "cause" only after Mr. Austin has received from our Board written notice describing the circumstances of such breach or failure in reasonable detail and has been given a reasonable cure period of not less than 30 days. Under the employment agreement with Mr. Austin, "good reason" refers to the existence or occurrence of the following, provided in each case that his resignation occurs within 30 days after the original occurrence of such event: (i) a change in his position that materially reduces his position, title, duties and responsibilities or the level of management to which he reports; (ii) a material reduction in his total compensation and benefits package (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs as established from time to time); or (iii) a relocation of his place of employment by more than 50 miles from our current offices in Austin, Texas; provided, however, an event described in clauses (i), (ii) or (iii) of this paragraph shall give rise to "good reason" if and only if such change, reduction or relocation is effected without Mr. Austin's consent.
Severance Arrangements with Elizabeth Ritzcovan
Pursuant to our employment agreement with Ms. Ritzcovan dated November 18, 2015, in the event that Ms. Ritcovan's employment is terminated without "cause" or she resigns for "good reason," Ms. Ritzcovan is entitled to receive severance payments in an aggregate amount equal to the sum of (a) six months of her then-current base salary, to be paid in six equal monthly installments and (b) a single payment of 50% of her then-current target bonus assuming 100% achievement of plan. Ms. Ritzcovan's payments will begin on the Company's first regular payroll date following the effective date of her execution of a general release of claims and will be made in accordance with our regular payroll practices (subject to applicable withholding). Other than the foregoing and the vesting acceleration for equity awards described below, Ms. Ritzcovan is not eligible to receive any other severance payments or benefits.
Under the severance agreement with Ms. Ritzcovan, "cause" means (i) her willful and continued failure to perform substantially her duties or (ii) the willful engaging by her in illegal conduct or gross misconduct with is injurious to the Company. Also, under the severance agreement with Ms. Ritzcovan, "good reason" refers to the existence or occurrence of the following, provided in each case that her resignation occurs within thirty (30) days following expiration of any Company cure period (described below): (i) a change in her position with the Company or a successor entity that materially reduces her position, title, duties and responsibilities or the level of management to which she reports; (ii) a material reduction in her total compensation and benefits package (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs established from time to time); or (iii) a relocation of her place of employment by more than fifty (50) miles from the Company’s current offices in New York, New York; provided, however, an event described in clauses (i), (ii) or (iii) of this paragraph shall give rise to good reason if and only if such change, reduction or relocation is effected without her consent. Ms. Ritzcovan's resignation will not be deemed to be for good reason unless she first provides the Company with written notice of the acts or omissions constituting the grounds for "good reason" and a reasonable cure period of not less than 30 days following such notice, during which such condition has not been cured.
Double Trigger Vesting Acceleration of Equity Awards
The employment agreements, stock option agreements and restricted stock unit agreements with Messrs. Austin, Offerdahl, Allison and Robinson and Ms. Ritzcovan provide for "double trigger" vesting acceleration of equity awards, such that the vesting with respect to 100% of their outstanding and unvested stock options and restricted stock unit awards will be accelerated in the event of their termination upon change of control (as defined in the employment agreements and/or the applicable equity grant documentation with such named executive officers).
Under the employment agreements and applicable equity grant documentation with our named executive officers, "termination upon change of control" means any termination of his or her employment by us without cause or by him or her for good reason during the period commencing on or after the date that we have signed a definitive agreement or that our Board has endorsed a tender offer for our stock that, in either case, when consummated would result in a change of control (even though consummation is subject to approval or requisite tender by our stockholders and other conditions and contingencies) and ending at the earlier of the date on which such definitive agreement or tender offer has been terminated without a change of control or on the date which is 12 months following the consummation of any transaction or series of transactions that results in a change of control.
For purposes of the definition of "termination upon change of control" above, the following terms have the following meanings:

•
“cause” means (i) the executive's willful and continued failure to perform substantially his or her duties with the Company (other than any such failure resulting from the executive's "disability"), (ii) any act of personal dishonesty, fraud or misrepresentation taken by the executive which was intended to result in substantial gain or personal enrichment for the executive at the expense of the Company, (iii) the willful engaging by the executive in illegal conduct or gross misconduct which is or is reasonably likely to be injurious to the Company; (iv) the executive's conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State; (v) the executive’s breach of the terms of the executive’s agreement(s) with the Company relating to proprietary information and inventions assignment, including the executive's EPIA; or (vi) the executive's material breach of the terms of his or her offer letter. Clauses (i), (v) and (vi) shall constitute "Cause" only after the executive has received from the Board written notice describing the circumstances of such breach or failure in reasonable detail and has been given a reasonable cure period of not less than thirty (30) days;

•
"change of control" means (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company then-outstanding securities; (b) the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation; (c) the sale or disposition of all or substantially all of the Company's assets (or consummation of any transaction, or series of related transactions, having similar effect), unless at least fifty (50%) percent of the combined voting power of the voting securities of the entity acquiring those assets is held by persons who held the voting securities of the Company immediate prior to such transaction or series of transactions; (d) the dissolution or liquidation of the Company, unless after such liquidation or dissolution all or substantially all of the assets of the Company are held in an entity at least fifty (50%) percent of the combined voting power of the voting securities of which is held by persons who held the voting securities of the Company immediately prior to such liquidation or dissolution; or (e) any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing;

•
"disability" means that the executive, at the time notice is given, has been unable to substantially perform his or her duties under his or her letter agreement for not less than one-hundred and twenty (120) work days within twelve (12) consecutive month period as a result of the executive's incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation.

•
"good reason" refers to the existence or occurrence of the following, provided in each case that the executive's resignation occurs within thirty (30) days after the original occurrence of such event: (i) a change in the executive's position with the Company or a successor entity that materially reduces the executive's position, title, duties and responsibilities or the level of management to which the executive reports; (ii) a material reduction in the executive's total compensation and benefits package (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs as established from time to time) (provided, that, for the avoidance of doubt, any Time-Based Option and Performance-Based Option shall not be deemed compensation or benefits for purposes of this definition); or (iii) a relocation of the executive's place of employment by more than fifty (50) miles from the Company's current offices in Austin, Texas; provided, however, an event described in clauses (i), (ii) or (iii) of this paragraph shall give rise to "good reason" only if such change, reduction or relocation is effected without the executive's consent. The executive resignation will not be deemed to be for "good reason" unless the executive first provides the Company with written notice of the acts or omissions constituting the grounds for "good reason" and a reasonable cure period of not less than thirty (30) days following such notice, during which such condition has not have been cured. The table below sets forth the estimated value of the potential payments and benefits to each of our named executive officers, assuming his or her employment had terminated on April 30, 2015 and/or that a change of control of the Company had also occurred on that date.

Acceleration of Vesting Upon Death or Disability
All equity awards contain provisions that accelerate the vesting of outstanding unvested awards upon the death or permanent disability of the holder. These provisions are generally applicable to all of our employees, including executive officers.
Potential Payments
The table below estimates payments and benefits that would have become payable to our named executive officers under the existing plans and contractual arrangements assuming a termination of employment and change of control of the Company had occurred on April 30, 2016 and based upon a price of $3.35 per share for our common stock, which was the closing price on NASDAQ on April 29, 2016 (the last trading day of fiscal 2016), given the named executive officers’ compensation and service levels as of such date.

Name	Severance Payment upon Termination without Cause or Resignation for Good Reason in Connection With a Change of Control		Severance Payment upon Termination without Cause		Acceleration of Equity Awards upon Termination without Cause in Connection with a Change of Control or Benefit Upon Death or Permanent Disability(1)
Gene Austin	$467,000	(2)	—		$1,558,839

James R. Offerdahl	—		—		414,898

Elizabeth Ritzcovan	—		$247,500	(3)	418,750

Gary Allison	—		—		339,858

Ryan Robinson	—		—		286,509
 ______________________________________

(1)
Equity award acceleration is based on the amount of $3.35 per share (the closing price of our common stock on April 29, 2016, the last trading day of fiscal 2016) multiplied by the number of shares of our common stock subject to outstanding and unvested restricted stock unit awards held by each named executive officer. All outstanding stock options held by our named executive officers on April 30, 2016 had exercise prices greater than $3.35 per share and therefore, if the vesting of any such stock options had been accelerated, such acceleration would not have resulted in any reportable amounts for purposes of this table.

(2)
Based on base salary as of April 30, 2016. The amendment to Mr. Austin's employment agreement to provide for severance benefits upon any termination without "cause" was not entered into until after April 30, 2016.

(3)
Based on 50% of Ms. Ritzcovan's base salary as of April 30, 2016 ($275,000) and her fiscal year 2016 bonus amount of $110,000, which was guaranteed pursuant to her employment agreement. See "— Compensation Discussion and Analysis - Elements of Compensation for Fiscal 2016 - Annual Performance-Based Cash Compensation." Beginning in fiscal 2017, Ms. Ritzcovan will be entitled to receive severance in an aggregate amount equal to the sum of (a) six months of her then-current salary, to be paid in six equal monthly installments and (b) a single payment of 50% of her then-current target bonus assuming 100% achievement of plan.

Limitation on Liability and Indemnification Matters
Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director's duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.
Our amended and restated bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as members of our Board and officers and potentially in other roles with the Company. We also maintain directors' and officers' liability insurance.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth certain information, as of April 30, 2016, concerning shares of our common stock authorized for issuance under all of our equity compensation plans.

	Number of Securities to be issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by stockholders	6,688,200	$6.64	8,806,817(1)(2)

Equity compensation plans not approved by stockholders	—	—	—

Total equity compensation plans	6,688,200	6.64	8,806,817(1)(2)
______________________________________

(1)
Includes 6,193,865 shares available for future issuance under our 2012 Equity Incentive Plan. Pursuant to the terms of the 2012 Equity Incentive Plan, or the 2012 Plan, the number of shares available for issuance under the 2012 Plan will be increased on the first day of each fiscal year in an amount equal to the least of (i) 10,000,000 shares; (ii) five percent (5%) of the outstanding shares of our Common Stock on the last day of the immediately preceding fiscal year or (iii) such other amount as the Board may determine.

(2)
Includes 2,612,952 shares available for future issuance under our 2012 Employee Stock Purchase Plan. Pursuant to the terms of the 2012 Employee Stock Purchase Plan, or the ESPP, the number of shares available for sale under the ESPP will be increased on the first day of each fiscal year in an amount equal to the least of (i) 5,000,000 shares; (ii) one percent (1%) of the outstanding shares of our Common Stock on the last day of the immediately preceding fiscal year or (iii) such other amount as the Board may determine.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of our Board is responsible for, among other things, reviewing with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the scope and results of their audit engagement. In connection with the 2016 audit, the Audit Committee has:

●
reviewed and discussed with management the Company's audited financial statements, including management's report on internal controls over financial reporting, included in our Annual Report on Form 10-K for the year ended April 30, 2016;

●	discussed with PricewaterhouseCoopers LLP the matters required to be discussed under the Public Company Accounting Oversight Board standards; and
●
received from and discussed with PricewaterhouseCoopers LLP the written disclosures and letter required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based on the review and discussions described in the preceding bullet points, the audit committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended April 30, 2016 for filing with the Securities and Exchange Commission.
The audit committee has adopted a charter and a process for pre-approving services to be provided by PricewaterhouseCoopers LLP.
The members of the audit committee have been determined to be independent in accordance with the requirements of the NASDAQ listing standards and the requirements of Section 10A(m)(3) of the Exchange Act.
SUBMITTED BY THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
Sydney L. Carey, Chairperson
Jeffrey Hawn
Thomas J. Meredith

PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The audit committee has appointed PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm and auditors of our consolidated financial statements for the fiscal year ending April 30, 2017, or fiscal year 2017.
At the Annual Meeting, the stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for fiscal year 2017. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. Even if this appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interest of Bazaarvoice and our stockholders. Representatives of PwC are expected to be present at the Annual Meeting to make a statement if such representatives desire to do so and to respond to questions.
Fees Paid to PricewaterhouseCoopers LLP
The following table sets forth the fees accrued or paid to our independent registered public accounting firm for the years ended April 30, 2016 and 2015.

Audit and Non-Audit Fees
	2016	2015
Audit Fees(1)	$1,063,000	$998,000
Tax Fees(2)	50,000	146,000
All Other Fees(3)	2,761	—
Total	1,115,761	1,144,000

(1)
 Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, quarterly review of financial statements included in our Quarterly Reports on Form 10-Q and audit services provided in connection with our initial public offering and other statutory and regulatory filings.

(2)	Tax fees relate to professional services rendered in connection with tax audits, international tax compliance, and international tax consulting and planning services.

(3)	Annual subscriptions to accounting guidance software.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm
We maintain an auditor independence policy that bans our auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This policy mandates that the audit committee approve the audit and non-audit services and related budget in advance, and that the audit committee be provided with quarterly reporting on actual spending. This policy also mandates that we may not enter into auditor engagements for non-audit services without the express approval of the audit committee. In accordance with this policy, the audit committee pre-approved all services to be performed by our independent registered public accounting firm.
Vote Required
You may vote "FOR," "AGAINST" or "ABSTAIN" on this proposal. Approval of Proposal Two requires a "FOR" vote from a majority of the shares present or represented by proxy and voting at the Annual Meeting. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the outcome of the vote.
Recommendation of our Board of Directors
Our Board recommends that you vote "FOR" ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2017.
OTHER MATTERS
Meeting Admission. You are entitled to attend the Annual Meeting only if you were a Bazaarvoice stockholder at the close of business on August 15, 2016 or hold a valid proxy for the Annual Meeting. If attending the physical meeting, you should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, meaning that you hold shares directly with Broadridge ("registered holders"), the inspector of election will have your name on a list, and you will be able to gain entry with a form of government-issued photo identification, such as a driver's license, state-issued ID card or passport. If you are not a stockholder of record but hold shares through a broker, bank, or nominee ("street name" or "beneficial" holders), in order to gain entry you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership, along with a form of government-issued photo identification. If you do not provide photo identification and comply with the other procedures outlined above for attending the Annual Meeting in person, you will not be admitted to attend the Annual Meeting location in person.
Proxy Solicitation. Bazaarvoice is paying the costs of the solicitation of proxies. We must also pay brokerage firms, banks, broker-dealers and other similar organizations representing beneficial owners of shares held in street name certain fees associated with forwarding the Notice to beneficial owners, forwarding printed proxy materials by mail to beneficial owners and obtaining, beneficial owners’ voting instructions. We currently estimate such costs will be approximately $23,600.
In addition to soliciting proxies by mail, certain of our directors, officers and regular employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email our behalf.
Inspector of Election. Broadridge has been engaged as our independent inspector of election to tabulate stockholder votes for the Anual Meeting.
Stockholder List. Bazaarvoice's list of stockholders as of August 15, 2016 will be available for inspection for 10 days prior to the Annual Meeting. If you want to inspect the stockholder list for purposes relevant to the Annual Meeting, please call our Investor Relations department at (512) 551-6800 to schedule an appointment.
2016 Stockholder Proposals or Nominations. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2017 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices in care of our Corporate Secretary by one of the means discussed below in the section titled "—Communicating with Us." Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. Central Time) on May 1, 2017 (120 days prior to the anniversary of this year's mailing date).
We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our nominating and governance committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as nominees, see the section of this Proxy Statement titled "Corporate Governance—Director Nomination Procedures."
In addition, under our Bylaws, any stockholder intending to nominate a candidate for election to the Board or to propose any business at our 2017 annual meeting must give notice to our Corporate Secretary between June 15, 2017 and July 15, 2017, unless the notice also is made pursuant to Rule 14a-8. The notice must include information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2017 annual meeting is held more than 30 days prior to or 60 days after the anniversary of the 2016 Annual Meeting, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 90th day prior to the 2017 annual meeting or the tenth day following the day on which public announcement of the meeting is first made. We will not entertain any proposals or nominations at the Annual Meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. The Bylaws are filed as an exhibit to our Registration Statement filed with the SEC on August 26, 2011. To make a submission or to request a copy of our Bylaws, stockholders should contact our General Counsel. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.
Financial Statements. Our financial statements for the year ended April 30, 2016 are included in our 2016 Annual Report to Stockholders, which we are providing or making available to our stockholders at the same time as this Proxy Statement. Our Annual Report and this Proxy Statement are also posted on the Internet at www.proxyvote.com. If you have not received or do not have access to the Annual Report, which includes our Annual Report on Form 10-K, call our Investor Relations department at (512) 551-6800, and we will send a copy to you without charge; or send a written request to Bazaarvoice, Inc., Attn: Investor Relations, 10901 Stonelake Blvd., Austin, Texas 78759.
Householding. To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Bazaarvoice stock but sharing the same address, we have adopted a procedure approved by the SEC called "householding." Under this procedure, certain stockholders of record who have the same address and last name and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice of Internet Availability, Annual Report or this proxy statement mailed to you, please call our Investor Relations department at (512) 551-6800, or send correspondence to Bazaarvoice, Inc., 10901 Stonelake Blvd., Austin, Texas 78759; Attn: Legal Department, and we will promptly send you what you have requested. However, please note, that if you want to receive a paper proxy statement or voting instruction form or other proxy materials for purposes of this year's Annual Meeting, you should follow the instructions included in the Notice of Internet Availability that was sent to you. You can also contact our Corporate Secretary or Investor Relations department if you received multiple copies of these proxy materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.
Communicating with Us. Visit our main Internet site at www.bazaarvoice.com for information on our products and services, marketing programs, worldwide locations, customer support and job listings. Our Investor Relations site at http://investors.bazaarvoice.com contains stock information, earnings and conference call replays, our annual report, corporate governance and historical financial information and links to our SEC filings. We do not incorporate the information contained on, or accessible through, our corporate website into this Proxy Statement.
If you would like to contact us, call our Investor Relations department at (512) 551-6800, or send correspondence to Bazaarvoice, Inc., 10901 Stonelake Blvd., Austin, Texas 78759; Attn: Legal Department. If you would like to communicate with our Board, see the procedures described in the section of this Proxy Statement titled "Corporate Governance—Communications with the Board."
You can contact our General Counsel by mail at Kin Gill, Bazaarvoice, Inc., 10901 Stonelake Blvd., Austin, Texas 78759 to communicate with the Board, suggest a director candidate, make a stockholder proposal, provide notice of an intention to nominate candidates or introduce business at the Annual Meeting, or revoke a prior proxy instruction.
We know of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby in accordance with their best judgment.
By order of the Board of Directors,

 Gene Austin
President and Chief Executive Officer
Austin, Texas
August 26, 2016

BAZAARVOICE, INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BAZAARVOICE, INC.
	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following Class II Directors.	☐	☐	☐

1. Election of Directors
(1) Gene Austin
(2) Steven H. Berkowitz

The Board of Directors recommends you vote FOR proposal 2			For	Against	Abstain
2. Ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending April 30, 2017.			☐	☐	☐

NOTE: If any other matters properly come before the meeting, or any adjournment or postponement thereof, the persons named as proxies will vote in their discretion.

Please indicate if you plan to attend this meeting.			Yes ☐	No ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)		Date

Bazaarvoice, Inc.
Annual Meeting of Stockholders
DLA Piper LLP (US)
1251 Avenue of the Americas
New York, NY 10020

Wednesday, October 12, 2016
8:30 AM Eastern Daylight Time

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

BAZAARVOICE, INC.
Annual Meeting of Stockholders October 12, 2016
8:30 AM Eastern Daylight Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Kin Gill and James R. Offerdahl ("the Named Proxies"), and each of them, as proxies for the undersigned, with full power of substitution, to vote the shares of Common Stock of Bazaarvoice, Inc., a Delaware corporation ("the Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at DLA Piper LLP (US), 1251 Avenue of the Americas, New York, NY 10020, on Wednesday, October 12, 2016 at 8:30 AM, Eastern Daylight Time, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.
Continued and to be signed on reverse side